Exhibit 10.1

Certain information (indicated by “[***]”) and exhibits have been excluded from this agreement because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

by and between

RIO PROPERTIES, LLC

and

IC 3700 FLAMINGO ROAD VENTURE LLC

Dated as of September 20, 2019

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

This Purchase and Sale Agreement and Joint Escrow Instructions (“Contract”) is entered into this 20th day of September, 2019 (the “Effective Date”) by and between RIO PROPERTIES, LLC, a Nevada limited liability company (“Seller”), and IC 3700 FLAMINGO ROAD VENTURE LLC, a Delaware limited liability company (“Buyer”), for the purpose of setting forth the agreement of the parties and of instructing the Escrow Agent (as defined below) with respect to the transaction contemplated by this Contract.
RECITALS
A.    Seller is the owner of that certain parcel of real property bearing Clark County Assessor Parcel Number 162-17-410-001, with an address of 3700 W. Flamingo Road, Las Vegas, Nevada 89103, and as more particularly described in Exhibit A attached hereto, and the buildings and other improvements thereon commonly known as “The Rio All-Suite Hotel & Casino” (collectively, the “Property”).
B.    Seller desires to sell, and Buyer desires to purchase, the Property subject to the terms and conditions of this Contract.
C.    Capitalized terms used herein and not otherwise defined herein shall have meanings set forth in Exhibit B attached hereto.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, agreements, covenants and conditions herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Seller and Buyer agree that the foregoing recitals are true and correct and incorporated herein and also agree as follows:

ARTICLE 1
PURCHASE AND SALE
1.1    Purchase and Sale. Subject to the conditions and on the terms contained in this Contract, on the Closing Date, Seller shall sell, convey and transfer to Buyer, and Buyer shall purchase from Seller, all of the Membership Interests in New Property Owner, which will own the Property, FF&E and Property Marks and which will co-own the Guest Data (subject to the Use Restrictions) at Closing (collectively, the “Purchased Assets”). For the avoidance of doubt, the Purchased Assets shall not include the FCC Licenses, the WSOP Assets, the Gaming Equipment, the OS&E or any other tangible or intangible property.
1.2    Purchase Price. The total purchase price (the “Purchase Price”) to be paid to Seller by Buyer at Closing for the Membership Interests shall be Five Hundred Sixteen Million Three Hundred Thirteen Thousand Two Hundred Fifty and No/100 Dollars ($516,313,250.00).
1.3    Payment of Purchase Price.
1.3.1    Payment of Deposit. On the Effective Date, Buyer shall deliver in Immediately Available Funds an earnest money deposit (the “Initial Deposit”) of Five Million and No/100 Dollars ($5,000,000.00) to the Escrow Agent. Receipt of any portion of the Deposit shall be confirmed by the Escrow Agent to Buyer. Within two (2) Business Days of receipt of any portion of the Deposit, the Escrow Agent shall release such portion of the Deposit to Seller in accordance with fund transfer instructions provided by Seller to the Escrow Agent. The Deposit shall be non‑refundable to Buyer except as otherwise set forth in this Contract. If the transaction contemplated hereby is consummated in accordance with the terms hereof, the aggregate amount of the Deposit actually paid by Buyer to the Escrow Agent (the “Paid Deposit”) shall be applied to the Purchase Price at Closing.
1.3.2    Payment of Balance of Purchase Price. On or before one (1) Business Day prior to the Closing Date, Buyer shall deposit with the Escrow Agent in Immediately Available Funds an amount equal to the Purchase Price less the Paid Deposit, together with any Closing Expenses allocated to Buyer pursuant to Section 4.2.
ARTICLE 2
NEW PROPERTY OWNER
2.1    New Property Owner. On or before the second (2nd) Business Day prior to the Closing Date (but not earlier than the fourth (4th) Business Day prior to the Closing Date), Seller shall form IC 3700 Flamingo Road LLC, a single member, member-managed, limited liability company in the State of Delaware (“New Property Owner”), which shall be a direct subsidiary of Seller and shall be qualified to do business in the State of Nevada, based on the forms of the certificate of formation and limited liability company agreement attached hereto as Exhibit C (the “Organizational Documents”).  On the Business Day prior to the Closing Date, Seller shall transfer the Purchased Assets to New Property Owner pursuant to the grant, bargain and sale deed, substantially in the form of Exhibit D attached hereto (the “Deed”) and the other applicable Ancillary Agreements.  At all times prior to Closing, Seller shall own one hundred percent (100%) of the equity interests in New Property Owner (the “Membership Interests”).  Seller shall ensure that New Property Owner will be a disregarded entity for federal income tax purposes.
2.2    Purchase Price Allocation. Seller and Buyer shall allocate the Purchase Price (and relevant liabilities of New Property Owner and other items) among the Purchased Assets in accordance with the Purchase Price Allocation Schedule. Seller and Buyer agree, for all tax purposes, to report the transactions consistently with the Purchase Price Allocation Schedule and to not take any position during the course of any audit or other proceeding inconsistent with the Purchase Price Allocation Schedule, except in each case as otherwise required by a change in law or pursuant to the good faith resolution of a tax contest. Seller and Buyer shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect any adjustments to the Purchase Price.
ARTICLE 3
SURVEY; TITLE
3.1    Survey. Buyer has, at its sole cost and expense, engaged Blew & Associates, PA (the “Surveyor”) to prepare an ALTA/NSPS survey of the Property which is dated May 30, 2019 (the “Survey”). The Survey specifies the area of the Property, identifies all locatable exceptions to title identified in the Title Commitment, locates all improvements on the Property, and identifies any encroachments on the Property. Seller acknowledges that Buyer has delivered a copy of the Survey to Seller (at no cost to Seller) and shall deliver to Seller (at no cost to Seller) any updates to the Survey promptly following Buyer’s receipt thereof.
3.2    Title Commitment. Buyer acknowledges that it has received the Commitment for Title Insurance for the Property, effective May 30, 2019 and updated August 29, 2019, Commitment No. [***] (the “Title Commitment”), together with legible copies of all documents appearing as title exceptions. Buyer shall have the right to have title updated from time to time prior to the Closing, and shall provide to Seller any update to the Title Commitment (as applicable, an “Update”) that Buyer obtains promptly following Buyer’s receipt thereof. Buyer shall give Seller prompt written notice of any exception to title to the Property in the Update that is not a Permitted Exception and to which Buyer objects (an “Objection”). Seller shall have no obligation to bring any action or proceeding, or to incur any expense or liability, to remove any Objection (including any judgments recorded against the Property, a “Lien or Judgment”) that is not a Required Removal Exception. “Required Removal Exception” means the following:(i) all Seller Financings Liens, (ii) any mechanic’s or materialmen’s liens recorded against the Property for work done by or on behalf of Seller or any of its Affiliates, (iii) any federal tax lien recorded against the Property, and (iv) any Lien or Judgment (excluding any Lien or Judgment arising under the foregoing clauses (i), (ii) or (iii)) that, when aggregated with any other Lien or Judgment under this clause (iv) (excluding any Lien or Judgment arising under the foregoing clauses (i), (ii) or (iii)), does not exceed $15,000,000. In the case of any Required Removal Exception described in the foregoing clauses (ii), (iii) or (iv), Seller shall have the option (in its sole discretion) of bonding over such lien or Lien or Judgment, escrowing sufficient funds with the Title Insurer, indemnifying the Title Insurer or taking any other similar action at or prior to Closing such that such lien or Lien or Judgment is omitted from the Title Policy (or is otherwise insured over by the Title Insurer) without additional cost to Buyer and thereafter Seller shall be deemed to have satisfied, and caused the release of, such Required Removal Exception.
3.3    Title Policy. At Closing, Buyer shall cause the Title Insurer to issue a title insurance policy insuring that New Property Owner holds fee simple title to the Property subject only to the Permitted Exceptions (the “Title Policy”) and Buyer shall have the right, in its sole discretion and at its sole expense, to cause the Title Insurer to issue such endorsements to the Title Policy and such Lender’s Title Policy as Buyer shall elect. Following Closing, Buyer’s sole recourse for any defect in the title actually acquired by Buyer shall be to enforce Buyer’s rights under the Title Policy, and Seller shall have no liability to Buyer based upon any defect in the title actually acquired by Buyer; provided, however, that the foregoing provision shall in no event obviate or limit Tenant’s Property Lease Obligations.

ARTICLE 4	NO PRORATIONS; CLOSING EXPENSES
4.1    No Prorations. Because New Property Owner, as landlord, and Seller, as tenant, will enter into the Property Lease in connection with Closing, and having a lease commencement date that occurs simultaneously with Closing, as between Seller and Buyer, there will be no adjustment or proration of income or expenses relating to the Property or the Purchased Assets.
4.2    Closing Expenses. Seller shall pay and be responsible for the following costs in connection with the transactions contemplated by this Contract (collectively, “Seller’s Expenses”): (a) one half of the Escrow fees; and (b) the title insurance premium allocable to the standard ALTA owner’s title policy portion of the Title Policy (i.e., the CLTA portion) and the cost of any endorsements to the Title Policy that Seller agrees to obtain as part of the title curative process. Buyer shall pay and be responsible for the payment of the following costs in connection with the transactions contemplated by this Contract (collectively, “Buyer’s Expenses” and, together with Seller’s Expenses, the “Closing Expenses”): (i) one half of the Escrow fees; (ii) all real property and other transfer, documentary, sales, use and other such taxes and fees incurred or assessed in connection with the transfer of the Purchased Assets contemplated by this Contract; provided, however, that if there is any transfer tax payable in connection with the transfer of the Property, the Purchase Price shall be reduced by $1,313,250; (iii) except to the extent set forth in clause (b) above, any additional premium for the Title Policy, including extended coverage and for any endorsements to the Title Policy that Buyer may request and any additional premium for the lender’s title insurance policy to be delivered by Buyer to the Debt Financing Source (the “Lender’s Title Policy”); (iv) the costs of recording the Deed; (v) the cost to prepare any Survey and any Update; (vi) the filing fee required to paid in connection with the pre-merger notification filing under the HSR Act; and (vii) any costs and expenses in connection with any other regulatory filing (including any Buyer’s Gaming Approval) required to be made, or any other regulatory clearance, license or approval required to be obtained, by Buyer in connection with the consummation of the transaction contemplated by this Contract. Except as otherwise specifically set forth herein, the fees and expenses of Seller’s designated representatives, accountants and attorneys shall be borne by Seller, the fees and expenses of Buyer’s designated representatives, accountants and attorneys shall be borne by Buyer, and all other escrow and Closing costs shall be allocated to and paid by Seller or Buyer in accordance with the manner in which such costs are customarily paid by such parties in sales of similar property in Clark County, Nevada as determined by the Escrow Agent. This Section 4.2 shall survive Closing or any termination of this Contract.
4.3    Closing Statement. Not less than seven (7) Business Days prior to the Closing Date, the Escrow Agent shall deliver to each of the parties for its review and approval a preliminary closing statement (the “Preliminary Closing Statement”) setting forth the Closing Expenses allocable to each of the parties pursuant to Section 4.2. Based on each of the party’s reasonable comments, if any, regarding the Preliminary Closing Statement, the Escrow Agent shall revise the Preliminary Closing Statement and each of the parties shall, subject to its reasonable approval, deliver a final closing statement to the Escrow Agent as set forth in Article 12 (the “Closing Statement”).
ARTICLE 5
AFFIRMATIVE COVENANTS AND AGREEMENTS
5.1    AS-IS. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE AS FOLLOWS: (A) BUYER IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH THIS TYPE OF PROPERTY AND THESE TYPES OF ASSETS; (B) EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS CONTRACT AND THE SELLER CLOSING DOCUMENTS, NEITHER SELLER, SELLER’S AFFILIATES NOR ANY OF THEIR RESPECTIVE AGENTS, REPRESENTATIVES, BROKERS, MANAGERS, MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS (GENERAL OR LIMITED) OR EMPLOYEES HAVE MADE OR WILL MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY OR THE OTHER PURCHASED ASSETS OR THE NEW PROPERTY OWNER; AND (C) THE PROPERTY AND THE OTHER PURCHASED ASSETS ARE BEING TRANSFERRED IN THEIR PRESENT “AS IS, WHERE IS” CONDITION “WITH ALL FAULTS.” BUYER HAS BEEN AFFORDED THE OPPORTUNITY TO MAKE ANY AND ALL INSPECTIONS OF THE PROPERTY AND THE OTHER PURCHASED ASSETS AND SUCH RELATED MATTERS AS BUYER MAY REASONABLY DESIRE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS CONTRACT:
5.1.1    NEITHER SELLER, SELLER’S AFFILIATES NOR ANY OF THEIR RESPECTIVE AGENTS, REPRESENTATIVES, BROKERS, MANAGERS, MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS (GENERAL OR LIMITED) OR EMPLOYEES HAS MADE OR WILL MAKE ANY REPRESENTATIONS OR WARRANTIES, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE ECONOMIC VALUE OF THE PROPERTY OR THE OTHER PURCHASED ASSETS, ADEQUACY OF UTILITIES SERVING THE PROPERTY, THE FITNESS OR SUITABILITY OF THE PROPERTY OR, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS CONTRACT OR THE SELLER CLOSING DOCUMENTS, THE OTHER PURCHASED ASSETS FOR BUYER’S INTENDED USES OR THE PRESENT USE OF THE PROPERTY OR THE OTHER PURCHASED ASSETS, OR THE PHYSICAL CONDITION, OCCUPATION, OR MANAGEMENT OF THE PROPERTY OR THE OTHER PURCHASED ASSETS, THEIR COMPLIANCE WITH APPLICABLE STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS RELATING TO OCCUPANCY, LEASING, ZONING, SUBDIVISION, STRUCTURAL MATTERS, SEISMIC MATTERS, ELECTRICAL, REMOVAL OF ARCHITECTURAL OR COMMUNICATIONS BARRIERS, PLANNING, BUILDING, FIRE SAFETY, HEALTH, COMPLIANCE WITH COVENANTS, CONDITIONS, AND RESTRICTIONS (WHETHER OR NOT OF RECORD), OTHER LOCAL, MUNICIPAL, REGIONAL, STATE OR FEDERAL REQUIREMENTS OR OTHER STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS.
5.1.2    SELLER EXPRESSLY DISCLAIMS AND NEGATES, AS TO THE PROPERTY AND THE OTHER PURCHASED ASSETS: (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND (c) ANY IMPLIED WARRANTY WITH RESPECT TO THE CONDITION OF THE PROPERTY OR THE PURCHASED ASSETS, AS APPLICABLE, THE PAST OR PROJECTED FINANCIAL CONDITION OF THE PROPERTY (INCLUDING THE INCOME OR EXPENSES THEREOF, SAVINGS FROM GROUP CONTRACTS, THE RESULT OF TERMINATION OF UTILIZATION OF CAESARS REWARDS (F/K/A TOTAL REWARDS) AT THE PROPERTY AND THE RESULT OF ANY OTHER DISASSOCIATION FROM OTHER ASSETS OF SELLER AND ITS AFFILIATES) OR THE USES PERMITTED ON, THE DEVELOPMENT REQUIREMENTS FOR, OR ANY OTHER MATTER OR THING RELATING TO THE PROPERTY OR THE OTHER PURCHASED ASSETS.
5.1.3    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS CONTRACT OR THE SELLER CLOSING DOCUMENTS, (a) SELLER HAS NOT MADE, IS NOT MAKING, AND WILL NOT MAKE ANY REPRESENTATION, WARRANTY OR PROMISE OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE ACCURACY OR COMPLETENESS OF ALL OR ANY PART OF THE DOCUMENTS WITH RESPECT TO THE PROPERTY OR THE OTHER PURCHASED ASSETS MADE AVAILABLE TO BUYER; AND (b) ANY INACCURACY, INCOMPLETENESS OR DEFICIENCY IN ANY PART OF SUCH DOCUMENTS SHALL BE SOLELY THE RISK AND RESPONSIBILITY OF BUYER AND SHALL NOT BE CHARGEABLE IN ANY RESPECT TO SELLER.
5.1.4    EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.5, 8.8, 8.9 AND 8.10 AND WITHOUT LIMITING ANY OBLIGATIONS OF TENANT UNDER THE PROPERTY LEASE, BUYER HEREBY ABSOLUTELY AND UNCONDITIONALLY WAIVES AND RELEASES SELLER, TO THE FULLEST EXTENT PERMITTED UNDER LAW, FROM ANY AND ALL CLAIMS WITH RESPECT TO ALL OBLIGATIONS FOR OR PERTAINING TO THE EXISTENCE OF ASBESTOS, HAZARDOUS MATERIALS, OR ENVIRONMENTAL CONTAMINATION OR CONDITIONS AT, IN, ON, UNDER OR FROM THE PROPERTY OR THE FF&E ARISING UNDER OR BASED UPON ANY FEDERAL, STATE, LOCAL OR FOREIGN LAWS OR REGULATIONS, INCLUDING ENVIRONMENTAL LAW, NOW OR HEREAFTER IN EFFECT, INCLUDING ALL THOSE PROVISIONS OF LAW THAT EXCLUDE OR MAY EXCLUDE UNKNOWN OR UNSUSPECTED CLAIMS FROM GENERAL RELEASE.
5.2    CONSPICUOUS. TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OR WARRANTIES CONTAINED HEREIN ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATIONS OR ORDER.
5.3    Operation of Property. Between the Effective Date and Closing: (a) Seller shall (i) operate the Purchased Assets and the Gaming Equipment in the ordinary course of business consistent with past practice and shall (A) deliver to Buyer, on a quarterly basis until the Closing Date, an updated list of the Owned Slot Machines and Gaming Tables set forth on Exhibit E attached hereto and (B) maintain and repair (without an obligation to replace, provided that the number of operable gaming machines comprising the Owned Gaming Equipment conveyed to Buyer upon the expiration of the Lease is not less than the number of such machines as of the Effective Date) such Owned Gaming Equipment in the ordinary course of business consistent with past practice since the Lookback Date; (ii) keep the Purchased Assets, the Gaming Equipment, the OS&E and the other personal property owned or leased by Seller and located at the Property as of the Effective Date insured for their respective full replacement cost and otherwise consistent with Seller’s practices since the Lookback Date; and (iii) upon reasonable prior written notice from Buyer, grant reasonable access to the Property, and cooperate with the reasonable requests in connection therewith of, Buyer, its architects, contractors, lenders, construction consultants and other Persons involved in the planning, design, financing and pre-development of the Contemplated Redevelopment (which access and cooperation shall be provided and conducted at Buyer’s expense, during Seller’s normal business hours and under the supervision of Seller’s personnel, and Seller agrees to provide such personnel at times reasonably requested by Buyer), provided that such access shall not (A) unreasonably disturb any tenants, guests or patrons at the Property, (B) unreasonably interfere with Seller’s operation of the Property and (C) involve invasive testing or drilling unless the same is conducted with Seller’s prior written approval (and at times reasonably approved by Seller and in a manner designed to not unreasonably disturb tenants, guests or patrons at the Property) and Buyer restores any affected portion of the Property to its original condition or as near to its original condition as is practical; and (b) Seller shall not (i) demolish or alter, improve or otherwise physically change or dispose of the Property, in whole or in part, or construct any additional buildings, structures or other improvements on the Property, except in each case to the extent that Seller would be permitted to do the same under the terms of the Property Lease if the Property Lease was in effect; (ii) initiate any change to existing zoning or land use laws affecting the Property; (iii) seek any variances with respect to the Property, except for any variances obtained in the ordinary course of business consistent with past practice; (iv) initiate any tax certiorari or other real estate tax appeals regarding all or any portion of the Property, except in each case to the extent that Seller would be permitted to do the same under the terms of the Property Lease if the Property Lease was in effect; (v) remove or dispose of, or enter into any agreement to remove or dispose of, any Owned Gaming Equipment from the Property unless (A) such removal is required or advisable as part of the ordinary course repair or maintenance of such Owned Gaming Equipment and provided that once such repair or maintenance has been completed, such Owned Gaming Equipment shall be returned to the Property or (B) such removal or disposal is in the ordinary course of business and such removed or disposed equipment is replaced with replacement equipment delivered to the Property that is of equal or better quality and functionality as the removed or disposed equipment and such replacement equipment shall become Owned Gaming Equipment; or (vi) enter into any leasing or brokerage agreements for the leasing of any portion of the Property that would be binding, or impose liability, on Buyer from and after the Lease Termination Date.
5.4    Buyer’s Financing.
5.4.1    Buyer acknowledges and agrees that its obligations under this Contract are not subject to, or conditioned on, its ability to obtain the Financing.
5.4.2    Buyer shall comply with its obligations under Section 7.3 with respect to the Financing.
5.4.3    Prior to the Closing, Seller shall, and shall cause its Affiliates and use its commercially reasonable efforts to cause its representatives to, provide to Buyer such cooperation as reasonably requested by Buyer that is customary in connection with arranging and obtaining the Debt Financing as contemplated by the Debt Financing Letters, including (but subject in each case to Section 5.4.4): (a) participating in a reasonable number of telephonic meetings, presentations, due diligence sessions with the Debt Financing Sources or any alternative source of debt financing; and (b) furnishing Buyer and its Debt Financing Sources or alternative sources of debt financing as promptly as reasonably practicable with financial and other pertinent information regarding the Purchased Assets as may be reasonably requested by Buyer. The parties acknowledge and agree that the condition set forth in Section 8.1.1, as it applies to Seller’s obligations under this Section 5.4.3, shall be deemed satisfied unless Seller commits a knowing and intentional, material breach of its obligations under this Section 5.4.3.
5.4.4    Notwithstanding the foregoing, nothing in Section 5.4.3 or otherwise in this Contract shall require Seller, any of its Affiliates or any of its or their respective representatives to: (a) provide any cooperation to the extent it would interfere unreasonably with the business or operations of Seller, any of its Affiliates or any of its or their respective representatives; (b) pay any commitment or similar fee in connection with the Financing; (c) enter into any agreement, document or instrument in connection with the Financing (other than the SNDA defined in the Property Lease); (d) provide any cooperation, or take any action, that, in the reasonable judgment of Seller, could cause Seller, any of its Affiliates or any of its or their respective representatives to incur any actual or potential material liability; (e) provide any cooperation, or take any action, that, in the reasonable judgment of Seller, would result in a violation of any confidentiality arrangement or material agreement or the loss of any attorney-client or other similar privilege; (f) make any representation or warranty in connection with the Financing or the marketing or arrangement thereof; (g) prepare or deliver any financial statements or other financial information; (h) provide any cooperation, or take any action, that would cause any representation or warranty in this Contract to be breached or any condition to Closing set forth in this Contract to fail to be satisfied; (i) cause any governing body of Seller, any of its Affiliates or any of its or their respective representatives to adopt or approve any written consent, resolution or similar approval in respect of the Financing or any agreements or instruments entered into in connection therewith; or (j) provide any cooperation, or take any action, following Closing (but the foregoing shall not operate to limit the Property Lease Obligations of Tenant).
5.4.5    Buyer shall from time to time, promptly upon request by Seller, reimburse Seller, any of its Affiliates or any of its or their respective representatives for any and all reasonable out-of-pocket fees, costs or expenses (including reasonable out-of-pocket fees, costs and expenses of counsel, accountants and other advisors) incurred by any of them in connection with any of their cooperation or assistance with respect to the Financing or the provision of any information utilized in connection therewith or otherwise arising from the Financing.
5.4.6    Buyer hereby covenants and agrees that all rating agency presentations, bank information memoranda, bank books, offering memoranda, private placement memoranda, offering documents, lender presentations or any other marketing or similar documents prepared in connection with the Financing shall (a) contain disclosures reflecting Buyer and/or one or more post-Closing Affiliates thereof as the obligor(s) and (b) contain disclosures and disclaimers exculpating Seller, its Affiliates and their respective representatives with respect to any liability related to the contents or use thereof by the recipients thereof.
5.4.7    In addition to the Financing, Seller (or one of its Affiliates) shall provide financing at Closing up to a maximum principal amount of $40,000,000 in the form of an unsecured loan to the Affiliate of Buyer described as the “Borrower” in the term sheet (the “Seller Financing Letter”) attached hereto as Exhibit S (such financing, the “Seller Financing”) on terms substantially consistent with the Seller Financing Letter; provided, however, that Seller shall only be obligated to so provide the Seller Financing if Buyer delivers written notice to Seller no later than 30 days prior to the Closing Date that Buyer elects to obtain the Seller Financing.
5.4.8    Buyer understands and agrees that no contract or agreement providing for any transaction effecting the Seller Financing shall be deemed to exist between Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, unless and until definitive agreements with respect to the Seller Financing have been executed and delivered by the applicable parties thereto.
5.5    Guest Data.
5.5.1    At Closing, Seller shall provide New Property Owner with the Guest Data in the format attached in Exhibit F. Buyer, for itself and on behalf of its Affiliates (including New Property Owner for the periods after the Closing): (a) acknowledges and agrees that Seller and its Affiliates shall be co-owners of the Guest Data; and (b) disclaims any right, title or interest in or to any other guest data or information in the possession or control of Seller or any of its Affiliates.
5.5.2    Following Closing, Buyer shall not and shall cause its Affiliates (including New Property Owner) not to use (directly or indirectly, in any manner or for any reason) the Guest Data until the Property Lease Expiration Date. Following Closing, each of Buyer and Seller shall not and shall cause its respective Affiliates (including New Property Owner in the case of Buyer) not to use the Guest Data (a) in contravention of the terms of the customer agreement, consent, privacy policies or other policies of Seller or any of its Affiliates applicable to such Guest Data (each a “Seller Privacy Policy”) but only to the extent that such Seller Privacy Policies (i) are consistent with the privacy policies applicable to data collected at facilities owned or operated by Seller or any of its Affiliates that are located in Nevada and (ii) with respect to modifications, updates or introduction of Seller Privacy Policies after the Effective Date but prior to the Property Lease Expiration Date, do not disproportionately adversely impact the hotel and casino operations at the Property, (b) in any activity that would be reasonably expected to constitute spamming, or (c) to offer, solicit or promote any illegal, obscene, inappropriate, adult oriented, or pornographic material or activity or to engage in any activity in violation of any applicable laws or the terms of the Seller Privacy Policies. Notwithstanding the foregoing, Buyer (and New Property Owner) shall no longer be required to comply with Seller’s Privacy Policies following the Property Lease Expiration Date and thereafter following the date that Buyer (or New Property Owner) has notified Persons to whom Guest Data relates of Buyer’s or New Owner’s customer agreements, consents, privacy policies or other policies applicable to Guest Data (each a “Buyer’s Privacy Policy”) so long as (i) Buyer’s Privacy Policies are no less protective of such Guest Data than Seller’s Privacy Policies and (ii) Buyer’s Privacy Policies comply with all Legal Requirements. Following the Property Lease Expiration Date, there shall be no restriction on the ability of Buyer, its Affiliates (including New Property Owner) or any successor-in-interest to Buyer (including any lender or any of lender’s designees) to, sell or transfer the Guest Data to any other Person or to use the Guest Data in any manner that is not in violation of (x) Seller’s Privacy Policies or Buyer’s Privacy Policies, as applicable in accordance with the immediately preceding sentence, (y) Legal Requirements or (z) any applicable data sharing opt outs communicated by any relevant customer as documented in the Guest Data records or information provided by Seller to Buyer at any time prior to the Property Lease Expiration Date. Buyer and Seller agree that, in the event of a conflict among, or it is unclear which of, the terms of any such Seller Privacy Policy are applicable, the terms most favorable to and protective of the Persons to whom such Guest Data relates shall apply for purposes of this Section 5.5.2. Notwithstanding the foregoing sentences of this Section 5.5.2, Buyer and Seller agree to obtain consent from the Person(s) to whom the applicable Guest Data relates before materially changing the terms of any customer agreement, consent, privacy policy or other policy applicable to such Guest Data; provided, however, if the change provides materially more protection to the Guest Data, then the applicable party may instead provide sufficiently prominent and robust written  notice  to  such  Person  at least thirty (30) days prior to making such change and a reasonable period of time for such Person to opt out of such change. Notwithstanding anything contained in this Contract or any Ancillary Agreement to the contrary, the use of the Guest Data by Buyer and Seller and their respective Affiliates shall, in all events, be subject to the covenants, limitations and restrictions set forth in this Contract and applicable law (collectively, the “Use Restrictions”). Buyer and Seller agree to, and to cause their respective Affiliates (including New Property Owner in the case of Buyer) to, maintain commercially reasonable measures to protect the physical safety and data integrity of the Guest Data.
5.5.3    HSR Clearance.
5.5.4    The parties shall cooperate with each other and use their commercially reasonable efforts to make all necessary filings, and thereafter make any other required submissions as required under the HSR Act to consummate the transactions contemplated by this Contract (the “HSR Clearance”). The parties and their respective representatives and Affiliates shall file as promptly as practicable, but in no event later than ten (10) days after the Effective Date, all required initial applications and documents in connection with obtaining the HSR Clearance and shall act diligently and promptly and cooperate with each other to obtain the HSR Clearance. Buyer and Seller shall use their commercially reasonable efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the HSR Clearance as promptly as possible. Buyer and Seller shall, to the extent practicable, consult with the other party on, in each case, subject to applicable laws relating to the exchange of information (including antitrust laws), all the information relating to Buyer or Seller, as the case may be, and any of their respective Affiliates or representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Contract, other than personal information on individuals who are filing notifications. Without limiting the foregoing, Buyer and Seller will notify the other party promptly of the receipt of comments or requests or other communications from Governmental Entities relating to the HSR Clearance, and, upon reasonable request, supply the other party with copies of all correspondence between the notifying parties or any of its representatives and Governmental Entities with respect to the HSR Clearance. Buyer agrees that it shall not participate, and not permit any of its Affiliates or representatives to participate, in any meeting with any such Governmental Entity unless it notifies Seller in advance and, to the extent permitted by such Governmental Entity, gives Seller the opportunity to attend and participate at such meeting.
5.5.5    Without limiting Section 5.6.1, Buyer and Seller shall: (a) each use its commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay Closing, including defending through litigation on the merits any claim asserted in any court by any Person; and (b) each use its commercially reasonable efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Entity or any other Person with respect to Closing so as to enable Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including implementing, contesting or resisting any litigation before any court or administrative tribunal seeking to restrain or enjoin Closing; provided, that Buyer and its Affiliates shall be required to (and nothing in this Contract shall require Seller or any of its Affiliates to) commit to any divestitures, licenses or hold separate or similar arrangements with respect to its or their respective assets or conduct of business arrangements (such arrangements, the “Remedial Actions”), to the extent necessary to obtain any approval from a Governmental Entity required to consummate the transactions contemplated hereby; provided, further, that nothing in this Section 5.6.2 shall require Buyer to take any Remedial Action that constitutes or would reasonably be expected to constitute a Burdensome Condition.
5.5.6    Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions governed by this Contract. Buyer and Seller shall each use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to defend any lawsuits or other legal proceedings challenging this Contract or the consummation of the transactions contemplated hereby and shall seek to prevent the entry by any Governmental Entity of any decree, injunction or other order challenging this Contract or the consummation of the transactions contemplated hereby. The parties agree to appeal, as promptly as possible, any decree, injunction or other order challenging this Contract or the consummation of the transaction contemplated hereby and use commercially reasonable efforts to have any such decree, injunction or other order vacated or reversed.
5.5.7    From the Effective Date until the earlier of termination of this Contract and Closing, each party shall promptly notify the other party in writing of any pending or, to the knowledge of Buyer or Seller, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (a) challenging or seeking damages in connection with Closing or any other transaction governed by this Contract or (b) seeking to restrain or prohibit the consummation of Closing.
5.5.8    From the Effective Date until the earlier of termination of this Contract and Closing, Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or by consolidating with, or by purchasing assets of or a substantial portion of equity in, or any other manner, or otherwise own or operate any business or any corporation, partnership, association or other business organization or division thereof engaged in the gaming business in Las Vegas if such acquisition or agreement to acquire could reasonably be expected to adversely affect Buyer’s ability to consummate the transactions contemplated by this Contract.
5.6    Gaming Law Provisions.
5.6.1    Buyer acknowledges and agrees that its rights, remedies and powers under this Contract may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and only to the extent that any required approvals (including prior approvals) are obtained from the requisite Gaming Authorities and that Buyer may be subject to being called forward by the requisite Gaming Authorities in order to determine whether Buyer meets suitability standards under applicable Gaming Law (any such approvals, “Buyer’s Gaming Approval”). Buyer agrees to cooperate with the applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over Seller, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities relating to Buyer, Seller or this Contract.
5.6.2    As a holder of privileged gaming licenses, Seller and its Affiliates are required to adhere to strict laws and regulations regarding vendor and other business relationships or associations. If at any time the Compliance Committee of Caesars Entertainment Corporation (including any successor thereto, the “Compliance Committee’) determines in its sole discretion (acting in good faith) that (a) Seller’s association with Buyer (or any Person that, directly or indirectly, holds any interest in Buyer or any key principal of Buyer or any such Person) violates or is likely to violate any statutes and/or regulations regarding prohibited relationships with gaming companies or (b) it is in the best interests of Seller and its Affiliates to terminate Seller’s relationship with Buyer (or any Person that, directly or indirectly, holds any interest in Buyer or any key principal of Buyer or any such Person) in order to protect any pending licensing applications or any privileged gaming licenses of Seller or any of its Affiliates or protect Seller and its Affiliates from any disciplinary actions by any Gaming Authority (each of clause (a) and (b) above, a “Suitability Problem”), Seller shall provide written notice thereof to Buyer together with (to the extent permitted by applicable law) a reasonably‑detailed description of the facts and circumstances leading Seller to its determination that a Suitability Problem exists and copies of any notices from any Gaming Authority, Governmental Entity or other Person asserting or relating to such determination (a “Suitability Problem Notice”). Following the delivery by Seller of a Suitability Problem Notice, Buyer shall use commercially reasonable efforts to take such actions as would eliminate such Suitability Problem within the time period required by the Compliance Committee or any applicable Gaming Authority. If Buyer is unable to, after using commercially reasonable efforts, eliminate such Suitability Problem within such time period, Seller may terminate this Contract upon written notice to Buyer. Buyer agrees to cooperate with Seller, if requested, to undergo a background investigation to comply with Seller’s compliance policies and to continue to cooperate with Seller throughout the term of this Contract to establish and maintain Buyer suitability under applicable Gaming Law. During the term of this Contract, to the extent any prior disclosures become inaccurate, including, but not limited to, due to a new Equity Financing Source or the initiation of any criminal proceeding or any civil or administrative proceeding or process which alleges any violations of law involving Buyer (or any Person that, directly or indirectly, holds any interest in Buyer or any key principal of Buyer or any such Person), Buyer shall disclose to Seller all information regarding such inaccuracies actually known to Buyer at the time within ten (10) calendar days from that event. Buyer agrees to comply, and use diligent efforts to cause third parties to comply, with any background investigation conducted in connection with the disclosure of this updated information. Notwithstanding any other terms of this Contract, in the event of termination of this Contract pursuant to this Section 5.7.2, Seller shall return the Deposit to Buyer (unless the Suitability Problem was a Buyer Bad Act Suitability Problem, in which case Seller shall be entitled to retain the Deposit as its liquidated damages) and thereafter neither Seller nor Buyer shall have any further liability to the other under this Contract except for those rights and obligations that, by their terms, survive the termination of this Contract. Buyer agrees to promptly notify Seller of any Change of Control of Buyer, any Person who will be an Equity Financing Source other than an Identified Equity Financing Source or any knowledge obtained by Buyer of a matter that would reasonably be expected to result in a Buyer Bad Act Suitability Problem. Seller represents to Buyer that, as of the Effective Date, the Compliance Committee (i) is composed entirely of Independent Persons, (ii) has received, for Buyer and each Identified Equity Financing Source, a Business Information Form and such other information that the Compliance Committee may have requested for Buyer and each Identified Equity Financing Source and (iii) has determined prior to the Effective Date, based on the information disclosed in such Business Information Form and, with respect to Buyer only, assuming the representations and warranties of Buyer in Section 5.7.3 are true and correct, that no Suitability Problem exists with respect to Buyer or the Identified Equity Financing Sources. Buyer agrees that it shall not utilize an Equity Financing Source other than an Equity Financing Source (x) identified to Seller no later than November 15, 2019 and (y) that has been approved by the Compliance Committee (an “Approved New Equity Financing Source”).
5.6.3    To Buyer’s knowledge, as of the Effective Date, none of the information provided to the Compliance Committee referenced in Section 5.7.2 related to any Identified Equity Financing Source contained any material misstatements or material omissions.
5.7    Guaranty. Concurrently with the execution and delivery of this Agreement, Caesars Resort Collection, LLC (“Guarantor”) has executed that certain guaranty in the form attached hereto as Exhibit G (the “Seller Guaranty”) guaranteeing (a) Seller’s obligation to return the Deposit if required to do so pursuant to the provisions of this Agreement, (b) Seller’s post-closing obligations under this Agreement and (c) Seller’s future obligations as Tenant under the Property Lease (including Seller’s obligation to transfer the owned Gaming Equipment to Buyer or its designee pursuant thereto).
5.8    Property Subdivision. Buyer (a) shall from and after the Effective Date, cause the Surveyor to update the Survey and provide a separate legal description for the Development Parcel and the balance of the Property, (b) prior to the Closing Date, shall deliver to Seller a copy of the revised Survey and separate legal descriptions and (c) may take such steps and obtain such approvals required under Legal Requirements to separate the Development Parcel from the balance of the Property and create separate legal and tax lots for the same; provided, however, that in no case shall such separate legal and tax lots be created prior to the Closing Date. In connection with the foregoing, Seller shall cooperate with the reasonable requests of Buyer as may be required by Governmental Entities to effectuate such subdivision and creation of separate legal and tax lots, including executing such applications, “owner approvals” or other reasonable documentation, and Buyer shall pay all application fees and shall, within fifteen (15) days of demand therefor, reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller in connection therewith. Such reimbursement obligations shall survive Closing or any termination of this Contract.
5.9    Trademarks. Seller shall: (a) cause its licensees to limit use of the Rio Secco trademark to that which exists as of the Closing Date and not expand such use of the Rio Secco trademark to any other properties or locations; and (b) immediately upon the expiration or termination of all such licenses existing as of the Closing Date, including any renewals or extensions thereof, assign and transfer to Buyer all right, title and interest in and to the Rio Secco trademark, including the goodwill associated therewith, and execute all documents and agreements reasonably necessary to effectuate such assignment and transfer.
5.10    Culinary CBA. From and after the Effective Date, Seller shall not permit any amendments, supplements, modifications or terminations to the Culinary CBA, unless the same are approved by Buyer in writing in its sole discretion; provided, however, that the foregoing shall not apply to any such amendment, supplement, modification or termination that is (a) required by applicable law or (b) made in the ordinary course of business so long as such amendment, supplement, modification or termination does not disproportionately adversely impact the Property as compared to the other properties that are subject to the Culinary CBA.

ARTICLE 6	REPRESENTATIONS OF SELLER
To induce Buyer to execute, deliver and perform under this Contract, Seller hereby represents and warrants to Buyer as of the Effective Date (except for those representations and warranties below that are made as of the Closing Date or some other date):
6.1    Organization. Seller is duly organized and validly existing under the laws of its state of organization and has all requisite limited liability company power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
6.2    Authority; No Conflict; Required Filings and Consents.
6.2.1    Seller has all requisite limited liability company power and authority to enter into this Contract and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Seller’s execution and delivery of this Contract and each Ancillary Agreement to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Seller. This Contract and each such Ancillary Agreement has been or will be duly executed and delivered by Seller and, assuming this Contract and each such Ancillary Agreement constitutes the valid and binding obligation of each other party thereto, constitutes or when executed will constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity (collectively, the “Enforcement Limitations”).
6.2.2    Except as set forth in Schedule 6.2.2, the execution and delivery by Seller of this Contract and each Ancillary Agreement to which it is a party does not, and the consummation by Seller of the transactions contemplated hereby and thereby will not, (a) conflict with, or result in any violation or breach of, any provision of the organization documents of Seller, (b)  result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or obligation to which Seller is a party or by which Seller may be bound, or (c) subject to the governmental filings and other matters referred to in Section 6.2.3, conflict with or violate in any material respect any permit, concession, franchise, license, judgment or law applicable to Seller, except in the case of clause (b), for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any such consent or waiver which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or would not materially impair Closing or delay Closing beyond the Outside Date.
6.2.3    No consent, approval, order or authorization of, or registration, declaration, notification or filing with, any court, administrative agency, commission, Gaming Authority or Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Contract by Seller or the consummation by Seller of the transactions to which it is a party that are contemplated hereby, except for (a) the filing of the pre-merger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), (b) any approvals and filing of notices required under the Gaming Laws, (c) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or rebranding of the operations at the Property, (d) any filing of a notice under the WARN Act (the “WARN Act Notification”), which WARN Act Notification shall be subject to the provisions of Section 6.10.2, (e)  such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations as may be required under the laws of any jurisdiction in which Seller conducts any business or owns any assets, the failure of which to make or obtain has not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect and (f) any consents, approvals, orders, authorizations, registrations, permits, declaration or filings required by Buyer or any of its Affiliates or key employees (including under the Gaming Laws).
6.2.4    Except as set forth on Schedule 6.2.4, Seller and its Affiliates are in compliance in all material respects with all applicable laws, rules and regulations governing the collection and use of personal information and such collection and use are in accordance in all respects with the privacy policies under which the information was collected. Seller has the right to transfer the Guest Data as contemplated by this Contract and such transfer does not in any material respect violate any privacy or data security law or regulation, or any other applicable law or regulation, or violate any agreements with any individuals or third parties, including, without limitation, any privacy policies under which the information was collected. Since the Lookback Date, neither Seller nor any of its Affiliates have received any written notice or claim asserting any material violation of any applicable laws, rules and regulations governing the collection and use of personal information or any material violation of any of Seller’s privacy policies.
6.3    New Property Owner.
6.3.1    From formation through the Closing Date, New Property Owner shall be duly organized (or formed), validly existing and in good standing under the laws of its State of organization.
6.3.2    As of the Closing Date, (a) Seller will be the sole record and beneficial owner of the Membership Interests, free and clear of any lien (other than liens imposed under applicable securities laws or Gaming Laws or for Permitted Exceptions), (b) the Membership Interests constitute all of the outstanding equity securities of New Property Owner, and (c) except for this Contract, there are no outstanding options, warrants, rights, calls, convertible securities or other contracts obligating Seller or New Property Owner to issue, transfer or sell any equity securities of New Property Owner.
6.3.3    As of the Closing Date, New Property Owner will own (or co-own, in the case of the Guest Data) the Purchased Assets, but otherwise will have no assets.
6.3.4    As of the Closing Date, New Property Owner will have all requisite limited liability company power and authority to enter into each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. As of the Closing Date, New Property Owner’s execution and delivery of each Ancillary Agreement to which it is a party and the consummation by New Property Owner of the transactions contemplated hereby and thereby will have been duly authorized by all necessary limited liability company action on the part of New Property Owner. As of the Closing Date, each such Ancillary Agreement will be duly executed and delivered by New Property Owner and, assuming each such Ancillary Agreement constitutes the valid and binding obligation of each other party thereto, when executed will constitute a valid and binding obligation of New Property Owner, enforceable against New Property Owner in accordance with its terms, subject to the Enforcement Limitations. The execution and delivery by New Property Owner of each Ancillary Agreement to which it is a party does not, and the consummation by New Property Owner of the transactions contemplated thereby will not, (a) conflict with, or result in any violation or breach of, any provision of the organization documents of New Property Owner or (b) subject to the governmental filings and other matters referred to in Section 6.2.3, conflict with or violate in any material respect any permit, concession, franchise, license, judgment or law applicable to New Property Owner, except, in the case of clause (b), for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any such consent or waiver which (i) would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or (ii) would not materially impair Closing or delay Closing beyond the Closing Date.
6.4    Property Trademarks. Exhibit H attached hereto sets forth a true and complete list of all of the (a) trademark and service mark registrations and applications, (b) material unregistered trademarks and service marks, and (c) internet domain name registrations owned by Seller or any of its Affiliates exclusively related to the Property (collectively, the “Property Marks”). Seller is the sole and exclusive owner of all right, title and interest in the Property Marks free and clear of all liens and encumbrances (other than Permitted Exceptions). Except for as set forth in Schedule 6.4, the Property Marks constitute all of the trademark and branding rights necessary for the Seller to conduct its respective businesses and operations at or in connection with the Property as currently being conducted. None of the registered trademarks included in the Property Marks is now involved in any opposition or cancellation proceeding and, to Seller’s knowledge, no such proceeding is or has been threatened in writing with respect thereto. All registered trademarks included in the Property Marks are subsisting, in full force and effect, valid, and enforceable, and none of the registered trademarks included in the Property Marks have been canceled, abandoned, expired or otherwise terminated. Neither Seller nor any of its Affiliates has received any written notice or claim challenging the ownership, validity or enforceability of any of the Property Marks that remains pending or unresolved. To Seller’s knowledge, Seller’s conduct of its respective businesses and operations at, and in connection with, the Property has not and does not infringe, misappropriate, or otherwise violate any intellectual property rights of any third party. Neither Seller nor any of its Affiliates has received any written notice or claim in which the Seller’s or any of its Affiliates’ conduct of its respective businesses and operations at, or in connection with, the Property is alleged to infringe, misappropriate, or otherwise violate any intellectual property rights of any third party, except for any such notice or claim that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. To Seller’s knowledge, (i) no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Property Marks, and (ii) no claims asserting that any such infringement, misappropriation or violation are pending or, since the Lookback Date, have been threatened in writing against any Person by the Seller or any of its Affiliates, in each case except for any such infringement, misappropriation or violation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
6.5    Environmental Matters.
6.5.1    Seller has obtained all material permits, licenses or approvals required pursuant to Environmental Law (“Environmental Permits”) necessary to conduct its respective businesses and operations at the Property, and all such Environmental Permits are valid and in full force and effect.
6.5.2    Seller is in compliance in all material respects with all Environmental Laws and all Environmental Permits. To Seller’s knowledge, no environmental report relating to the Property has been delivered to Seller since September 1, 2018.
6.5.3    Seller (a) is not subject to any pending or, to Seller’s knowledge, threatened (in writing) proceeding regarding Environmental Laws, and (b) is not in receipt of a written notice from a Governmental Entity alleging a violation of or liability under any Environmental Law which has not been addressed and cured in accordance with Environmental Laws.
6.5.4    Except as expressly set forth in the environmental report obtained by Buyer prior to the Effective Date (the “Buyer’s Environmental Report”), no Hazardous Materials are located at, on or under the Property that has given rise to any pending obligation to conduct, or would reasonably be expected to require, any cleanup, investigation or other remedial action pursuant any Environmental Law.
6.5.5    Notwithstanding anything to the contrary contained in this Contract, the representations and warranties in this Section 6.5 constitute the sole and exclusive representations and warranties of Seller with respect to any liabilities under or related to any Environmental Law; provided, however, that the foregoing provision shall not obviate or limit any of Tenant’s Property Lease Obligations once the same is executed and delivered.
6.6    Property.
6.6.1    Schedule 6.6.1 sets forth a true and complete list of all documents and agreements as of the Effective Date pursuant to which Seller leases, licenses, subleases or permits the occupancy of all or any portion of the Property to another Person (each, together with any Person that executes a Lease to occupy all or any portion of the Property after the Effective Date, an “Existing Tenant”), together with all amendments, modifications, extensions, renewals, and replacements thereof, and other documents and agreements relating thereto (collectively, the “Leases”); provided, however, that the foregoing representation is limited to Seller’s knowledge for any Leases that are Non-Material Leases. Prior to the Effective Date, Seller has made available to Buyer true and complete (in all material respects) copies of the Leases (including those Non-Material Leases of which Seller has knowledge).
6.6.2    As of the Effective Date, there are no leasing brokerage agreements entered into by Seller with respect to the leasing of space at the Property.
6.6.3    Except as set forth on Schedule 6.6.3, as of the Effective Date, there are no material unpaid tenant improvement allowances, free rent or other monetary obligations owed by Seller as a tenant inducement to any Existing Tenant.
6.6.4    There are no options to purchase or rights of first refusal outstanding for the sale or transfer of all or any portion of the Property. There are no other obligations outstanding for the sale or transfer of all or any portion of the Property, except (a) for the liens and security interests in the Property created pursuant to the Existing Loan, (b) for the leasing or subleasing of space at the Property pursuant to Leases that do not contain options to purchase or rights of first refusal to purchase all or any portion of the Property or (c) obligations that are otherwise permitted or created by this Contract.
6.6.5    In the past five (5) years, Seller has not received written notice of any condemnation or eminent domain proceeding pending or threatened in writing against the Property or any part thereof and no written notice from any Governmental Entity has been received by Seller concerning the possible imposition of any special assessments against the Property except for any special assessments set forth in the Permitted Exceptions.
6.6.6    Seller is not is a “foreign person” within the meaning of Section 1445 of the Code.
6.6.7    As of the Effective Date, there is no action, suit or proceeding, claim, arbitration or investigation pending against Seller or, to Seller’s knowledge, threatened in writing against Seller that would prevent the closing of the transactions contemplated by this Contract.
6.7    Permits. Seller, and to the knowledge of Seller, each of its directors, managers, officers and Persons performing management functions similar to officers, hold all material permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all Gaming Approvals), necessary to conduct the business and operations of the Property conducted by Seller as of the Effective Date, each of which is in full force and effect in all material respects (the “Permits”). Since the Lookback Date, Seller has received no written notice of any and, to the knowledge of Seller, no event has occurred or condition or state of facts exists that permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any of the Permits that currently are in effect.
6.8    Tangible Personal Property. Seller is in possession of and has good title to all tangible personal property owned by Seller and included in the Purchased Assets which are or will be at Closing free and clear of all liens and encumbrances (other than Permitted Exceptions). Exhibit E attached hereto as of the Effective Date is a true and complete inventory list of all Owned Slot Machines and Gaming Tables as of such date.
6.9    Compliance With Applicable Laws, Rules, Regulations, Contracts or Other Agreements. Seller and its Affiliates are in compliance in all respects with all applicable laws, rules and regulations and all obligations and requirements imposed by contract or other agreement, related to the Property and the operation of the same, in each case except as has not had or would not reasonably be excepted to have, individually or in the aggregate, a Seller Material Adverse Effect.
Prior to Closing, Seller shall have the right to amend and otherwise modify the representations and warranties made by Seller by written notice thereof to Buyer to reflect any change in facts or circumstances first occurring after the Effective Date not resulting from a breach or default by Seller or its Affiliates under this Contract.
6.10    Labor and Employee Matters.
6.10.1    On or prior to the Closing Date, Seller shall (or shall cause Tenant to) continue employment at the Property, commencing on the Closing Date, of (a) all of the Employees represented by the Unions who were employed at the Property by Seller (or its Affiliates) on the day immediately preceding the Closing Date on terms and conditions that are in compliance with the Collective Bargaining Agreements and (b) a sufficient number of Employees, including those on vacation, leave of absence, disability or layoff, who were employed at the Property on the day immediately preceding the Closing Date, on such terms and conditions (including without limitation compensation, salary, employee benefits, job responsibility and descriptions, location, seniority and deemed length of service) as is necessary to avoid liability under the WARN Act without the need for giving any WARN Act Notification of any “plant closing,” “mass layoff” or similar notices.
6.10.2    Seller has not, prior to the Effective Date, and shall not, at any time after the Effective Date and prior to Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act, affecting in whole or in part any Employee.
6.10.3    Except as set forth in Schedule 6.10.3 of this Agreement, neither Seller nor, to Seller's knowledge, Tenant is a party to, or bound by, any collective bargaining agreement or similar labor agreement covering any of the Employees or relating to the Property and the Unions are the only unions representing employees at the Property. Seller has delivered or otherwise made available to Buyer a true, correct and complete copy of the Collective Bargaining Agreements. Except as set forth in Schedule 6.10.3, Seller is not making contributions (and does not have an obligation to make contributions), and Tenant (or its Affiliate) is not making contributions on behalf of Seller to any Multiemployer Pension Plans. To Seller's Knowledge, neither the Seller nor Tenant is in default of any material obligation under the Collective Bargaining Agreements. Seller has complied with all notice requirements under the Collective Bargaining Agreements related to the sale of the Property.
6.10.4    To Seller's knowledge, there are no threatened labor strikes or slowdowns, and no work stoppages are pending, or have occurred within the last three years at the Property.
6.10.5    Each Employee Benefit Plan maintained by the Seller and its ERISA Affiliates is operated and administered in compliance in all material respects with, as applicable, the provisions of ERISA, the Code, all regulations, rulings, and announcements promulgated or issued thereunder, and all other applicable laws. All material reports required by any Governmental Entity with respect to the Employee Benefit Plans have been timely filed or are properly on extension. Each group health plan maintained by Seller and its ERISA Affiliates has been operated and administered in compliance in all material respects with the continuation coverage notice requirements of Title I, Subtitle B, Part 6 of ERISA and Code section 4980B and the regulations thereunder. For purposes of this Agreement, the term "group health plan" will have the meaning set forth in Code section 5000(b)(1).
6.10.6    Neither Seller nor, to Seller’s knowledge, its ERISA Affiliates have engaged in any transaction that would subject them to either a civil penalty assessed pursuant to ERISA section 502(i) or tax imposed by Code section 4975.
6.10.7    On or prior to the Closing Date, Buyer shall have executed the Owner & Operator Letter substantially in the form attached hereto as Exhibit Q or in such alternative form as is acceptable to the union, acknowledging (a) that Buyer is aware of the collective bargaining agreement covering members of the union at the Property, (b) that Buyer agrees to assume and comply with the successorship provisions of the collective bargaining agreement which are applicable to owner and (c) that Tenant is the operator and is making contributions to the union's pension fund on behalf of Buyer.
6.10.8     In connection with the Teamsters and Engineers Collective Bargaining Agreements, Seller shall execute and deliver to the Buyer a notice substantially in the form of Exhibit R and shall provide copies to the Teamsters and Engineers unions.
ARTICLE 7
REPRESENTATIONS OF BUYER
To induce Seller to execute, deliver and perform under this Contract, Buyer hereby represents and warrants to Seller as of the Effective Date:
7.1    Organization. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
7.2    Authority; No Conflict; Required Filings and Consents.
7.2.1    Buyer has all requisite corporate or similar power and authority to enter into this Contract and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Buyer’s execution and delivery of this Contract and each Ancillary Agreement to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or similar action on the part of Buyer. This Contract and each such Ancillary Agreement has been or will be duly executed and delivered by Buyer and, assuming this Contract and each such Ancillary Agreement constitutes the valid and binding obligation of each other party thereto, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforcement, to the Enforcement Limitations.
7.2.2    The execution and delivery by Buyer of this Contract and each Ancillary Agreement to which it is a party does not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not, (a) conflict with, or result in any violation or breach of, any provision of the organizational documents of Buyer, (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (c) subject to the governmental filings and other matters referred to in Section 7.2.3, conflict with or violate any permit, concession, franchise, license, judgment or law applicable to Buyer or any of its properties or assets, except, in the case of clauses (b) and (c), for any such conflicts, violations, defaults, terminations, cancellations, accelerations losses or failures to obtain any such consent or waiver which (i) would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or (ii) would not delay or prevent Closing.
7.2.3    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Contract by Buyer or the consummation by Buyer of the transactions to which it is a party that are contemplated hereby, except for (a) the filing of the pre-merger notification report under the HSR Act, (b) any approvals and filing of notices required under the Gaming Laws, (c) any WARN Act Notification and/or other notification required to be made by Seller pursuant to law, contract or other agreement, (d) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco or the renaming or rebranding of the operations at the Property, (e) such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations as may be required under the laws of any jurisdiction in which Buyer conducts any business or owns any assets, the failure of which to make or obtain has not had or would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect and (f) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by Seller or its Affiliates or key employees (including under the Gaming Laws).
7.3    Financing.
7.3.1    Pursuant to Section 5.7.3, Buyer has delivered to Seller information regarding the Identified Equity Financing Sources. Furthermore, Buyer has delivered to Seller true and complete copies of the executed mortgage loan and senior mezzanine loan term sheet, dated on or prior to the Effective Date, from the lenders described therein relating to the transactions contemplated by this Contract (such lenders, together with certain additional lenders that are expected to provide a junior mezzanine loan pursuant to a Junior Mezzanine Loan Term Sheet, the “Debt Financing Sources” and collectively, such letters together with any executed Junior Mezzanine Loan Term Sheet, the “Debt Financing Letters”), pursuant to which the Debt Financing Sources have agreed, subject to the terms and conditions set forth therein, to provide to Buyer (directly or indirectly) the debt financing described in the Debt Financing Letters (the “Debt Financing”, together with the Equity Financing to be provided by the Identified Equity Financing Sources, the “Financing”), in each case for the purposes of funding the transactions contemplated by this Contract and paying Buyer’s related fees and expenses. The aggregate amount of the net proceeds contemplated by the Financing, together with the Seller Financing (if timely elected by Buyer pursuant to Section 5.4.7) and any of Buyer's cash on hand, will be sufficient to pay all amounts required to be paid by Buyer hereunder and all related fees and expenses then payable by Buyer under the Financing and in connection with the transactions contemplated by this Contract.
7.3.2    The executed Debt Financing Letters have not been amended, modified, supplemented, terminated or withdrawn in any way. No such amendment, modification, supplement, termination or withdrawal is contemplated. Any and all commitment fees or other fees in connection with the Financing that are payable on or prior to the Effective Date have been paid by or on behalf of Buyer.
7.3.3    The executed Debt Financing Letters have (a) the legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, each of the other parties thereto, (b) enforceable in accordance with its terms against Buyer and, to the knowledge of Buyer, each of the other parties thereto, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors or debtors generally, and (c) in full force and effect. No event has occurred that, with or without notice, lapse of time, or both, would or would reasonably be expected to constitute a default or breach under the Debt Financing Letters on the part of Buyer, or, to the knowledge of Buyer, any of the other parties thereto, or result in the failure of any condition precedent under the Debt Financing Letters to be satisfied. Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be made available to Buyer on the Closing Date.
7.3.4    None of the Financings involve, and Buyer has no view or intention to obtain, any financing from, or otherwise assign any or all of its rights under this Contract to, Landscape Acquisition Holdings Limited or any other special purpose acquisition company or cash shell listed on the main market or AIM of the London Stock Exchange or any other similar exchange of any jurisdiction, or otherwise allow any such Person to directly or indirectly participate in the transaction contemplated by this Contract.
7.3.5    Buyer has the financial wherewithal to make the Additional Deposit as such Additional Deposit becomes due pursuant to the terms of this Contract.
7.4    Litigation. There are no actions, claims, suits or proceedings pending or, to Buyer’s knowledge, threatened against Buyer before any Governmental Entity which, if determined adversely, could prevent or materially delay Buyer from completing the transactions contemplated by this Contract.
7.5    Solvency. After giving effect to the transactions contemplated by this Contract (including the payment of all amounts required to be paid by Buyer pursuant hereto and the Financing), each of Buyer and New Property Owner will be Solvent immediately after Closing. For purposes hereof, “Solvent”, when used with respect to either Buyer or New Property Owner, means that, as of any date of determination: (a) the amount of the “fair saleable value” of the assets of such entity will, as of such date, exceed the sum of (i) the value of all “liabilities of such entity, including a reasonable estimate of the amount of all contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the liabilities of such entity on its existing debts (including a reasonable estimate of the amount of all contingent and other liabilities) as such debts become absolute and mature; (b) such entity will not have, as of such date, an unreasonably small amount of capital for the operations of the businesses in which it is engaged; and (c) such entity will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such entity will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
7.6    Waiver of Buyer’s Further Due Diligence Investigation. Buyer acknowledges that it is familiar with the business of Seller and has had the opportunity, directly or through its representatives, to inspect the Property and the other Purchased Assets and conduct due diligence activities with respect to Seller, including with respect to the Property and the other Purchased Assets. Without limitation of the foregoing, Buyer acknowledges that the Purchase Price has been negotiated based on Buyer’s express agreement that there would be no conditions or other contingencies to consummation of the transactions contemplated by this Contract other than the conditions set forth in Article 8. Further, without limiting any representation, warranty or covenant of Seller expressly set forth herein, Buyer acknowledges that it has waived and hereby waives as a condition to Closing any further due diligence reviews, inspections or examinations with respect to the Membership Interests, Property, FF&E, Property Marks and Guest Data, including with respect to engineering, environmental, survey, financial, operational, regulatory and legal compliance matters.
7.7    Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities law. Buyer acknowledges that the Membership Interests are not registered under the Securities Act or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws, as applicable. Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
ARTICLE 8
CONDITIONS PRECEDENT, DEFAULT AND TERMINATION
8.1    Buyer’s Closing Conditions. The obligation of Buyer to complete the transaction contemplated by this Contract is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at the Closing) (collectively, the “Buyer’s Closing Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by Buyer only in a writing executed by Buyer (provided, however, that Buyer’s acceptance of the Deed shall be deemed to be a waiver of any unsatisfied conditions regardless of whether Buyer executes a separate written instrument to that effect at the Closing):
8.1.1    Seller’s Due Performance. (a) The representations and warranties of Seller set forth in Sections 6.1 and 6.2 and the representations and warranties of New Property Owner set forth in Section 6.3 shall be true and correct in all material respects as of the Closing Date, (b) all of the other representations and warranties of Seller set forth in this Contract shall be true and correct in all respects as of the Closing Date, except in the case of this clause (b), where the failure of such representation or warranty to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect and (c) Seller, on or prior to the Closing Date, shall have complied with and/or performed in all material respects all of the obligations, covenants and agreements required on the part of Seller to be complied with or performed as of such date pursuant to the terms of this Contract.
8.1.2    Bankruptcy. No action or proceeding shall have been commenced by or against Seller, New Property Owner or Guarantor under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors and be pending as of the Closing Date.
8.1.3    Deliveries. Seller and New Property Owner, as applicable, shall have delivered to the Escrow Agent or Buyer, as the case may be, such documents or instruments as are required to be delivered by Seller or New Property Owner pursuant to the terms of this Contract.
8.1.4    No Legal Impediment. There shall not be in effect as of the Closing Date any law, or any injunction or order of any governmental or judicial authority of competent jurisdiction prohibiting, restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Contract.
8.1.5    HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated on or prior to the Closing Date.
8.1.6    Lien or Judgment. If Buyer shall have timely delivered to Seller written notice (an “Objection Notice”) of an Objection with respect to a Lien or Judgment contemplated by clause (iv) of Section 3.2 with a value exceeding $15,000,000 (a “Qualifying LJ”) in accordance with Section 3.2, Seller shall have either (at Seller’s sole discretion) (a) removed such Qualifying LJ or caused such Qualifying LJ to be removed on or prior to the Closing Date or (b) bonded over such Qualifying LJ, escrowed sufficient funds with the Title Insurer, indemnified the Title Insurer or taken any other similar action at or prior to Closing such that such Qualifying LJ is omitted from the Title Policy (or is otherwise insured over by the Title Insurer) without additional cost to Buyer. Seller may elect not to (in its sole discretion) remove, bond over or otherwise satisfy such Qualifying LJ and must deliver written notice of such election (an “Election Notice”) to Buyer within two (2) Business Days following the delivery of the applicable Objection Notice to Seller, in which case Buyer shall have the right to elect to (in its sole discretion), upon written notice to Seller delivered within two (2) Business Days following the delivery of such Election Notice, either (i) waive the closing condition under this Section 8.1.6 and close Escrow in accordance with this Contract with a credit to the Purchase Price in the amount of $15,000,000 or (ii) not waive such closing condition and terminate this Contract (which right must be exercised in such notice from Buyer). If Buyer exercises the termination right contemplated by the foregoing clause (ii) and, at the time of such termination, all of Seller’s Closing Conditions were then satisfied (other than (A) the condition set forth in Section 8.4.4 (except where any direct or indirect action or inaction by Buyer or any of its Equity Financing Sources is a cause of such failure), (B) those conditions that by their nature are to be satisfied at Closing and (C) the condition set forth in Section 8.4.6), then (1) the Deposit shall be returned to Buyer and (2) Seller shall pay Buyer’s Pursuit Costs (up to $5,000,000).
8.2    Failure of Buyer’s Closing Conditions. If any of Buyer’s Closing Conditions have not been fulfilled within the applicable time periods and such failure to fulfill a condition is not cured by Seller within ten (10) Business Days after written notice thereof from Buyer, Buyer may:
8.2.1    Waive the Buyer’s Closing Condition and close Escrow in accordance with this Contract, without adjustment or abatement of the Purchase Price; or
8.2.2    Terminate this Contract by written notice to Seller and the Escrow Agent, in which event (a) all documents and instruments delivered into Escrow shall be returned to the party that delivered the same into Escrow (other than the Deposit, which shall be delivered to Seller (except as contemplated by Section 8.3)), (b) to the extent that the failure of any applicable Buyer’s Closing Condition is caused by a Seller default, Seller shall pay for all of the cancellation charges of the Title Insurer and the Escrow Agent, if any, and Buyer shall be entitled to pursue its rights and remedies pursuant to the terms of Section 8.3, and (c) neither party shall have any further liability or obligation hereunder except as to those obligations which provide that they survive the termination of this Contract.
8.3    Buyer’s Remedies.
8.3.1    In the event that Closing fails to occur as a result of the default of Seller in the performance of its obligations under this Contract where such default has given rise to a failure of the condition set forth in Section 8.1.1(c) to be satisfied within the applicable time period (but only if Seller has failed to cure such default within ten (10) Business Days after written notice thereof from Buyer), then upon notice to Seller and the Escrow Agent to that effect, Buyer may, as its sole remedy, elect to either (a) (i) terminate this Contract, (ii) receive a return of the Deposit and (iii) require Seller to pay to Buyer the Pursuit Costs incurred by Buyer up to a maximum of $5,000,000 or (b) seek the specific performance of this Contract within thirty (30) days following the scheduled Closing Date and recover from Seller its reasonable attorney’s fees and costs incurred in connection with such specific performance action as permitted pursuant to Section 17.9; provided, however, that if Seller or any of its Affiliates has taken an action that actually prohibits or frustrates Buyer’s ability to obtain the remedy of specific performance, then Buyer may, in addition to recovering such fees and costs pursuant to Section 17.9, proceed under clause (a) above.
8.3.2    In the event that (a) Closing fails to occur as a result of a failure of the conditions set forth in Section 8.1.1(a), 8.1.1(b), 8.1.2, 8.1.3, 8.1.4 (except where any direct or indirect action or inaction by Buyer or any of its Equity Financing Sources is a cause of such failure) or 8.1.6 and (b) the condition set forth in Section 8.1.5 and all of the conditions set forth in Section 8.4 shall have been satisfied other than (i) the condition set forth in Section 8.4.4 (except where any direct or indirect action or inaction by Buyer or any of its Equity Financing Sources is a cause of such failure), (ii) those conditions that by their nature are to be satisfied at Closing, (iii) the condition set forth in Section 8.4.6 and (iv) the condition set forth in Section 8.4.7 (the parties hereto agreeing that Section 5.7.2 governs entitlement to the Deposit in the event of a Suitability Problem), then upon written notice to Seller and the Escrow Agent to that effect, Buyer may, as its sole and exclusive remedy, elect to terminate this Contract and receive a return of the Deposit.
8.3.3    Notwithstanding anything to the contrary herein, the failure of a condition precedent caused by the action or inaction of a third party not in the control of Seller shall not be deemed a default by Seller in the fulfillment of an obligation.
8.4    Seller’s Closing Conditions. The obligation of Seller to complete the transaction contemplated by this Contract is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at the Closing) (collectively, the “Seller’s Closing Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by Seller only in a writing executed by Seller:
8.4.1    Buyer’s Due Performance. All of the representations and warranties of Buyer set forth in this Contract shall be true and correct in all material respects as of the Closing Date, and Buyer, on or prior to the Closing Date, shall have complied with and/or performed in all material respects all of the obligations, covenants and agreements required on the part of Buyer to be complied with or performed as of such date pursuant to the terms of this Contract.
8.4.2    Bankruptcy. No action or proceeding shall have been commenced by or against Buyer under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors.
8.4.3    Deliveries. Buyer shall have delivered to the Escrow Agent or Seller, as the case may be, such documents or instruments as are required to be delivered by Buyer pursuant to the terms of this Contract.
8.4.4    No Legal Impediment. There shall not be in effect as of the Closing Date any law, or any injunction or order of any governmental or judicial authority of competent jurisdiction prohibiting, restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Contract.
8.4.5    HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated on or prior to the Closing Date.
8.4.6    Outside Date. The Closing shall have occurred no later than the Outside Date.
8.4.7    Suitability. (a) There shall have been no determination by Seller that a Suitability Problem exists and/or (b) if Buyer is or becomes required to be licensed by any Gaming Authority in the State of Nevada, Buyer shall be so licensed. If Buyer is required to be licensed by any Gaming Authority in the State of Nevada, then Buyer may begin the application process at any time after the Effective Date and Seller shall cooperate (at no expense to Seller) with any reasonable requests of Buyer or any request of such Gaming Authority in connection therewith.
8.4.8    Culinary CBA. On or prior to the Closing Date, Buyer shall have, pursuant to Article 27 of the Culinary CBA, executed and become signatory, as Owner, to the Culinary CBA by executing the Owner & Operator Letter as set forth in Exhibit Q hereto, or in such alternative form as is acceptable to the union, and shall acknowledge in writing that, by and through such execution, Buyer is assuming the Culinary CBA as Owner in accordance with the successorship provision in Article 27 from and after the Closing Date, including the obligation to have Seller make pension contributions on its behalf. On or prior to the Closing Date, Seller shall have executed in writing the Owner and Operator Letter as set forth in Exhibit Q hereto as required by Section 27.02 of the Culinary CBA and thereby acknowledging that Seller continues to have obligations under the Culinary CBA as Operator of the Property.
8.4.9    Seller Financing. Buyer shall have delivered to Seller definitive agreements with respect to the Seller Financing, in form reasonably acceptable to Seller, duly executed by each of the parties thereto (other than Seller or any of its Affiliates).
8.5    Failure of Seller’s Closing Conditions. If any of Seller’s Closing Conditions have not been fulfilled within the applicable time periods and such failure to fulfill a condition is not cured by Buyer within ten (10) Business Days after written notice thereof from Seller, Seller may:
8.5.1    Waive the Seller’s Closing Condition and close Escrow in accordance with this Contract; or
8.5.2    Terminate this Contract by written notice to Buyer and the Escrow Agent, in which event (a) the Escrow Agent shall deliver any previously undelivered Deposit to Seller (which, together with the amount of the Deposit previously released to Seller, Seller shall retain as liquidated damages, as its sole and exclusive remedy hereunder, in accordance with the terms of Section 8.6), except as otherwise contemplated by Section 5.7.2, 8.3.1 and 8.3.2, (b) the Escrow Agent shall return all other documents, instruments and funds delivered into Escrow to the party that delivered the same into Escrow, (c) to the extent that the failure of any applicable Seller’s Closing Conditions is caused by a Buyer default, Buyer shall pay for all of the cancellation charges of the Title Insurer and the Escrow Agent, if any, and (d) neither party shall have any further liability or obligation hereunder except as to those obligations which provide that they survive the termination of this Contract.
8.6    Seller’s Sole Remedy. Prior to entering into this Contract, Buyer and Seller have considered the damages that would be suffered by Seller in the event of a default by Buyer of its obligation to purchase the Membership Interests. Given all the factors which directly affect the value and marketability of the Property and the other Purchased Assets, the parties realize that it would be extremely difficult and impracticable, if not impossible, to ascertain with any degree of certainty the amount of damages which would be suffered by Seller in the event of Buyer’s failure to perform its obligations under this Contract to purchase the Membership Interests. The parties hereby agree that a reasonable amount of liquidated damages is an amount equal to the Deposit. If this Contract terminates for any reason other than Seller’s breach or default of its obligations hereunder, then Buyer shall deliver to Seller, at no charge, any and all documents which Seller may reasonably require for the purpose of removing any cloud on title to the Property or other Purchased Assets created by the execution of this Contract. Notwithstanding the foregoing or anything herein to the contrary, Seller’s rights or remedies shall not be limited with respect to: (a) the obligations of Buyer under Article 5, Article 10 and Section 17.9, and (b) those other rights and obligations that, by their terms, survive the termination of this Contract.
8.7    Limitation on Damages. Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer or Seller be liable for any consequential, speculative or punitive damages under this Contract.
8.8    Indemnification for UST Matters.
8.8.1    Indemnification. From the Closing Date until the eighteen (18) month anniversary of the Property Lease Expiration Date, Seller shall indemnify Buyer from all liabilities, losses, damages, fines and reasonable and documented out-of-pocket costs and expenses incurred or suffered by Buyer solely to the extent they constitute UST Liabilities.
8.8.2    Limitations. Seller shall not be obligated to provide any indemnification under Section 8.8.1 (a) in excess of $50,000 in the aggregate and (b) to the extent the relevant UST Liability is discovered, caused, triggered, increased or accelerated by (i) any direct or indirect act or omission of Buyer or any of its Affiliates (including any sampling or analysis of any soil, groundwater or vapors) unless a Governmental Entity of competent jurisdiction has required such action or omission to be taken or not taken or (ii) any changes in applicable laws coming into effect following Closing.
8.8.3    Exclusive Remedy. Buyer acknowledges that its sole and exclusive remedy against Seller and its Affiliates for any liabilities, losses, damages, fines, costs and expenses that constitute UST Liabilities is under this Section 8.8 and hereby waives, on its behalf and on behalf of its Affiliates, their predecessors, successors and assigns, and their respective officers, directors, employees, agents and partners, to the fullest extent permitted under applicable Law, any claim or remedy against Seller or its Affiliates now or hereafter available with respect to any UST Liability, except as expressly set forth in this Section 8.8.
8.8.4    General Matters.
(a)As promptly as is reasonably practicable after becoming aware of a claim for indemnification under Section 8.8.1, but in any event no later than ten (10) Business Days after first becoming aware of such claim, Buyer shall give written notice to Seller of such claim in accordance herewith (a “Claim Notice”); provided, however, that the failure of Buyer to promptly deliver such Claim Notice shall not relieve Seller of its obligations under Section 8.8.1 except to the extent that Seller shall have been prejudiced thereby. The Claim Notice shall set forth in reasonable detail (i) the facts and circumstances giving rise to such claim for indemnification, including all relevant supporting documentation, then known by Buyer, (ii) the nature of the losses suffered or incurred or expected to be suffered or incurred and (iii) the amount of losses actually suffered or incurred and, to the extent the losses have not yet been suffered or incurred, a good faith estimate of the amount of losses that could be expected to be suffered or incurred.

(b)Notwithstanding anything in this Section 8.8 to the contrary, each claim for indemnification asserted in good faith in compliance with Section 8.8.4(a) prior to the eighteen (18) month anniversary of the Property Lease Expiration Date shall survive with respect to such claim until such claim is finally resolved and payment in respect thereof, if any is required to be made under the terms of this Contract, shall have been made.

(c)Buyer shall take, and cause its Affiliates (as applicable) to (i) cooperate with Seller to the extent reasonably requested by Seller, and (ii) take all reasonable measures that are reasonably required to prevent any contingent liability from becoming an actual liability.

(d)Notwithstanding anything to the contrary in this Agreement, the amount of any UST Liabilities incurred or suffered by Buyer shall be calculated after giving effect to (i) any insurance proceeds received from unaffiliated third parties by Buyer (or any of its Affiliates, as applicable) with respect to such UST Liabilities (less Buyer’s collection costs and less any applicable deductible) and (ii) any recoveries obtained by Buyer (or any of its Affiliates, as applicable) from any other unaffiliated third party (less Buyer’s actual costs of collection). Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain such proceeds, benefits and recoveries, including seeking full recovery under all insurance policies issued by unaffiliated third parties covering any UST Liability, to the same extent as it would if such UST Liability were not subject to indemnification hereunder. If any such proceeds, benefits or recoveries are received by Buyer (or any of its Affiliates, as applicable) with respect to any UST Liability after Seller has made a payment to Buyer with respect thereto, Buyer (or such Affiliate, as applicable) shall promptly pay to Seller the amount of such proceeds, benefits or recoveries (up to the amount of Seller’s payment and less Buyer’s collection costs and less any deductible).

(e)Upon making any payment to Buyer in respect of any UST Liabilities, Seller will, to the extent of such payment, be subrogated to all rights of Buyer (and its Affiliates) against any third party (excluding any insurer) in respect of the UST Liabilities to which such payment relates. Buyer (and its Affiliates) and Seller will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(f)To the extent permitted by law, any amounts payable under Section 8.8.1 shall be treated by Buyer and Seller as an adjustment to the Purchase Price.

8.9    Indemnification for Legionella Matters. Seller and Seller’s Affiliates shall jointly and severally indemnify Buyer and its successors and assigns from all liabilities, losses, damages, fines and reasonable and documented out-of-pocket costs and expenses incurred or suffered by Buyer solely to the extent they constitute Legionnaire’s Liabilities. The provisions of this Section 8.9 shall expressly survive Closing and shall incorporate by reference Section 8.8.4 (exclusive of clause (b) thereof) with each reference therein to Section 8.8, instead referring to Section 8.9 and each reference therein to UST Liabilities instead referring to Legionnaire’s Liabilities.
8.10    Indemnification for Guest Data/Privacy Matters. Seller and Seller’s Affiliates shall jointly and severally indemnify Buyer and its successors and assigns from all liabilities, losses, damages, fines and reasonable and documented out-of-pocket costs and expenses incurred or suffered by Buyer solely to the extent in connection with the matters set forth on Schedule 6.2.4. The provisions of this Section 8.10 shall expressly survive Closing and shall incorporate by reference Section 8.8.4 (exclusive of clause (b) thereof) with each reference therein to Section 8.8, instead referring to Section 8.10 and each reference therein to UST Liabilities instead referring to the matters set forth on Schedule 6.2.4.
8.11    Casualty. As promptly as practicable after the occurrence of a Casualty prior to the Closing Date (but in any event no later than five (5) Business Days thereafter), Seller shall notify Buyer of the occurrence of such Casualty. If such Casualty occurs prior to the Closing Date and such Casualty is a Major Casualty or a Material Business Interruption Casualty (each as defined in the Property Lease), each of Seller and Buyer shall have a period of thirty (30) days after the occurrence of such Casualty within which to elect to terminate this Contract upon written notice to the other party. Notwithstanding any other terms of this Contract, in the event this Contract is terminated pursuant to this Section 8.11, Seller shall return the Deposit to Buyer and thereafter neither Seller nor Buyer shall have any further liability to the other under this Contract except for those rights and obligations that, by their terms, survive the termination of this Contract. If no such election to terminate is timely made with respect to a Major Casualty or Material Business Interruption Casualty, each of Seller and Buyer shall be deemed to have waived its rights under this Section 8.11 with respect to such Casualty and the Closing shall proceed as scheduled subject to and in accordance with the provisions of this Contract (including, without limitation, the execution and delivery of the Property Lease by Seller and Buyer at the Closing); provided, however, that (a) Seller shall promptly submit a claim for insurance proceeds in relation to such Casualty and Seller shall engage one of the insurance adjusters referred to in clause (b)(i)(A) below to handle such claim; (b) at Closing, Seller shall (i) assign to Buyer, and/or, to the extent received by Seller prior to the Closing, credit to Buyer, against the Purchase Price, all insurance proceeds with respect to such damage to the Purchased Assets, less (A) the reasonable costs of adjustment and collection of the claim paid to either McLarens or Crawford & Company (each of which is approved by Seller and Buyer to act as an adjuster of such claim and which adjuster shall be jointly selected by Seller and Buyer and, in the absence of an agreement, one of them shall be selected randomly) which costs shall not exceed six percent (6%) of any proceeds actually received pursuant to such claim, and (B) any proceeds applied to remedy any unsafe conditions at the Property required by applicable law or Governmental Entity and covered by Seller’s insurance, and (ii) credit to Buyer, against the Purchase Price, the amount equal to the lesser of (y) the applicable deductible with respect to such damage (to the extent not already paid by Seller) and (z) the estimated cost of restoration and repair of the damaged Purchased Assets, all of which shall constitute full compensation for the damage to the Purchased Assets and Seller shall have no responsibility for restoration or repair of the Purchased Assets or any resultant loss, directly, by subrogation, or otherwise; and (c) after Closing, Buyer shall, promptly following receipt of the insurance proceeds from the insurers, commence and diligently pursue to completion the repair of the affected portions of the Purchased Assets, including, without limitation, the improvements on the Property (but, for the avoidance of doubt, excluding any damaged Gaming Equipment and other personal property belonging to Seller after the Closing which shall be restored or replaced by Seller to the extent Seller receives insurance proceeds (but Seller shall be responsible for paying any deductible) with respect thereto) substantially to their condition immediately preceding the Casualty (or in such other manner as Seller and Buyer may otherwise agree). If a Casualty occurs after the Closing Date, this Contract shall not terminate or be terminable and the rights and obligations of Seller (as Tenant) and the New Property Owner (as Landlord) shall be governed by the applicable casualty provisions set forth in Article 7 of the Property Lease.  This Section 8.11 is intended as an express provision with respect to casualty of the Property prior to the Closing which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act.
8.12    Outside Date Determination. As of the Effective Date, the “Outside Date” shall be November 4, 2019 (the “Initial Target Closing Date”). The Outside Date may be extended as follows:
8.12.1    Buyer may, in its sole discretion, extend the Outside Date to December 4, 2019 (the “Extended Target Closing Date”) so long as Buyer (i) delivers written notice to Seller on or prior to October 30, 2019 of its intent to make such extension and (ii) delivers the Additional Deposit, in Immediately Available Funds, to the Escrow Agent no later than November 1, 2019 and (iii) delivers to Seller no later than November 1, 2019 either an executed Junior Mezzanine Loan Term Sheet or evidence of equity financing reasonably satisfactory to Seller that, in either case, together with the Debt Financing to be obtained pursuant to the executed Debt Financing Letters, Buyer will have sufficient debt and equity financing to close the acquisition of the Purchased Assets on the Extended Target Closing Date;
8.12.2    If, on the Initial Target Closing Date or the Extended Target Closing Date, as applicable, any of the conditions set forth in Sections 8.1.4 or 8.4.4 (in each case, solely with respect to any law, injunction or order entered pursuant to the HSR Act) or Sections 8.1.5 or 8.4.5 shall have not been satisfied, but all other conditions set forth in Sections 8.1 and 8.4 shall have been satisfied (other than those conditions that by their nature are to be satisfied at Closing), either Buyer or Seller may extend the Outside Date to January 3, 2020 by providing written notice thereof to the other party on or prior to the Business Day immediately preceding the Initial Target Closing Date or the Extended Target Closing Date, as applicable;
8.12.3    If prior to the Initial Target Closing Date or the Extended Target Closing Date, as applicable, (x) a Gaming Authority in the State of Nevada requires that Buyer be licensed by such Gaming Authority in order to own the Purchased Assets, (y) Buyer shall have submitted, within thirty (30) days of first becoming aware of any such licensing requirement all necessary applications, filings or information to obtain such license, and (z) the condition set forth in Section 8.4.7(b) shall not have been satisfied but all of the other conditions set forth in Sections 8.1 and 8.4 shall have been satisfied (other than those conditions that by their nature are to be satisfied at Closing), either Buyer or Seller may extend the Outside Date to September 13, 2020 by providing written notice thereof on or prior to the Business Day immediately preceding the Initial Target Closing Date or the Extended Target Closing Date, as applicable (it being understood that if following such applicable date Buyer fails to (i) timely provide any information required by applicable Gaming Authorities and (ii) comply with the obligations in the third, fourth, fifth and sixth sentences of Section 5.6.1 (as though they applied to obtain such license) and Section 5.6.2 in respect of such license, Seller may terminate this Contract upon written notice to Buyer and such termination shall be treated as though this Contract was terminated due to a Buyer Bad Act Suitability Problem under Section 5.7.2; or
8.12.4    If a Major Casualty or a Material Business Interruption Casualty occurs within thirty (30) days prior to the Initial Target Closing Date or the Extended Target Closing Date, as applicable, the Outside Date will be automatically extended until the date that is thirty (30) days after such Casualty to allow Seller and Buyer to determine its election contemplated by the second sentence of Section 8.11.
ARTICLE 9
ESCROW
9.1    Escrow. The Escrow Agent is authorized and agrees by acceptance thereof to deposit the Deposit promptly into an interest-bearing account in an institution insured by the Federal Deposit Insurance Corporation or as otherwise instructed by Seller and Buyer in writing, and to hold same in escrow and in accordance with the terms and conditions of this Contract until same is to be distributed as provided herein. In the event of doubt as to the Escrow Agent’s duties or liabilities under the provisions of this Contract, the Escrow Agent may, in the Escrow Agent’s sole discretion, continue to hold the subject matter of the Escrow until the parties mutually agree to disbursement thereof, or until a judgment of a court of competent jurisdiction shall determine the rights of the parties thereto, or the Escrow Agent may deposit same with the clerk of the court having jurisdiction of the dispute, and upon notifying all parties concerned of such action, all liability on the part of the Escrow Agent shall fully terminate, except to the extent of accounting for any items theretofore delivered out of Escrow. In the event of any suit between Buyer and Seller wherein the Escrow Agent is made a party by virtue of acting as the Escrow Agent hereunder, or in the event of any suit wherein the Escrow Agent interpleads the subject matter of this Escrow, the Escrow Agent shall be entitled to recover reasonable attorney’s fees and costs incurred, said fees and costs to be charged and assessed as court costs awarded to the prevailing party. Seller and Buyer hereby designate the Escrow Agent as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code.
9.2    Opening of Escrow. Promptly following mutual execution of this Contract, Buyer and Seller shall cause an escrow (“Escrow”) to be opened with the Escrow Agent (the “Opening of Escrow”) by delivery to the Escrow Agent of a fully executed copy of this Contract. The Escrow Agent shall promptly deliver to Buyer and Seller written notice of the date of the Opening of Escrow. This Contract shall constitute escrow instructions to the Escrow Agent as well as the agreement of the parties. The Escrow Agent is hereby appointed and designated to act as the Escrow Agent and instructed to deliver, pursuant to the terms of this Contract, the documents and funds to be deposited into Escrow as herein provided. The parties shall execute such additional escrow instructions (not inconsistent with this Contract as determined by counsel for Buyer and Seller) as the Escrow Agent shall deem reasonably necessary for its protection, including the Escrow Agent’s general provisions (as may be modified by Buyer, Seller and Escrow Agent). In the event of any inconsistency between the provisions of this Contract and such additional escrow instructions, the provisions of this Contract shall govern.
ARTICLE 10
BROKERAGE
Seller hereby represents and warrants to Buyer that Seller has not dealt with any broker or finder with respect to the Purchased Assets or any of the transactions contemplated hereby other than CBRE and Deutsche Bank Securities Inc. (together, “Seller’s Broker”), which shall be paid a commission by Seller at and only upon Closing, pursuant to separate agreements between Seller (or an Affiliate of Seller) and Seller’s Broker. Buyer hereby represents and warrants to Seller that Buyer has not dealt with any broker or finder with respect to the Purchased Assets or any of the transactions contemplated hereby other than Seller’s Broker. Seller shall indemnify, defend and hold Buyer harmless from any claim for brokerage commission or finder’s fee asserted by Seller’s Broker or any broker or finder or any other Person claiming to have been engaged by Seller. Buyer shall indemnify, defend and hold Seller harmless from any claim for brokerage commission or finder’s fee asserted by any broker or finder or any other Person claiming to have been engaged by Buyer. The provisions of this Article 10 shall survive Closing or termination of this Contract, and such indemnities are not limited by any measure of liquidated damages set forth herein.
ARTICLE 11
CONDEMNATION
If, after the Effective Date and prior to the Closing Date, any portion of the Property is taken by exercise of the power of eminent domain or any proceedings are threatened or instituted to effect such a taking, Seller shall promptly give Buyer notice of such occurrence, and if in the commercially reasonable judgment of Buyer such condemnation is material and would frustrate the current use of the Property or any material part thereof or Buyer’s Contemplated Redevelopment, Buyer shall, within ten (10) days after receipt of such notice, elect either (a) to terminate this Contract, in which event the Deposit shall be forthwith returned to Buyer and all obligations of the parties hereunder shall cease and this Contract shall have no further force and effect, except as to those obligations which provide that they survive termination of this Contract, or (b) to close the transaction contemplated hereby as scheduled (except that if the Closing Date is sooner than ten (10) days following Buyer’s receipt of such notice, Closing shall be delayed until Buyer makes such election), without any abatement of or adjustment to the Purchase Price. If Buyer elects to continue with Closing as provided above or no such election is timely made, then Buyer shall be deemed to have waived its termination rights under this Article 11; provided, however, that Buyer shall be entitled to all of the proceeds of any condemnation award related to the Property and Seller shall execute and deliver all documents reasonably requested of Seller in order to effectuate the foregoing. This Article 11 is intended as an express provision with respect to condemnation of the Property prior to Closing which supersedes the provisions of the Nevada Uniform Vendor and Buyer Risk Act.
ARTICLE 12
CLOSING
12.1    Closing. Provided that the satisfaction or waiver of Buyer’s Closing Conditions and Seller’s Closing Conditions have occurred, Closing shall occur through Escrow on the Closing Date, or on such other date, place and/or time as the parties may mutually agree.
12.2    Seller’s Deposits. On or before one (1) Business Day prior to the Closing Date, Seller shall deliver to the Escrow Agent the following closing documents, each duly executed by Seller and its Affiliates (including New Property Owner), as applicable, and acknowledged, if applicable (collectively, “Seller’s Deposits”):
12.2.1    The executed Organizational Documents;
12.2.2    The Deed, together with the State of Nevada Declaration of Value form setting forth the applicable exemption from the real property transfer tax (the “Declaration of Value”);
12.2.3    A bill of sale and assignment and assumption agreement in respect of the transfer of the ownership of the FF&E and a co-ownership interest in the Guest Data (subject to the Use Restrictions) to New Property Owner in the form attached hereto as Exhibit I
12.2.4    A trademark assignment agreement in respect of the transfer of the Property Marks to New Property Owner in the form attached hereto as Exhibit J;
12.2.5    An assignment of interests agreement in respect of the Membership Interests in the form attached hereto as Exhibit K (the “Assignment of Interests Agreement”);
12.2.6    A lease in respect of the lease of the Property and the FF&E by Seller to take effect as of the Closing Date in the form attached hereto as Exhibit L (the “Property Lease”);
12.2.7    The SNDA (as defined in the Property Lease);
12.2.8    An affidavit executed by Seller substantially in the form attached hereto as Exhibit M;
12.2.9    An updated list of Owned Gaming Equipment;
12.2.10    Documents evidencing the legal status, good standing and authority of Seller and such other documents, instruments, affidavits, certifications and confirmations as may reasonably be required by the Title Insurer or Escrow Agent to fully effect and consummate the transactions contemplated hereby, so long as they do not require Seller to expend any additional money or undertake any additional liabilities not contemplated in this Contract; and
12.2.11    The Closing Statement.
12.3    Approval of Closing Documents. All Closing documents to be furnished by Seller or Buyer pursuant hereto the form of which is not attached to this Contract shall be in form and substance reasonably satisfactory to both Seller and Buyer.
12.4    Buyer’s Deposits. On or before one (1) Business Day prior to the Closing Date, Buyer shall deliver to the Escrow Agent each of the following items, duly executed by Buyer, if applicable, and acknowledged, if applicable (collectively, “Buyer’s Deposits”):
12.4.1    The amount of the Purchase Price less the Paid Deposit, together with Buyer’s portion of the Closing Expenses pursuant to Section 4.2;
12.4.2    The Declaration of Value;
12.4.3    The Assignment of Interests Agreement;
12.4.4    The Property Lease;
12.4.5    Documents evidencing the legal status, good standing and authority of Buyer and such other documents, instruments, affidavits, certifications and confirmations as may reasonably be required by the Title Insurer or Escrow Agent to fully effect and consummate the transactions contemplated hereby, so long as they do not require Buyer to expend any additional money or undertake any additional liabilities not contemplated in this Contract; and
12.4.6    The Closing Statement.
12.5    Actions by Escrow Agent. Provided that the Escrow Agent shall not have received on or before the Business Day immediately preceding the Closing Date written notice from Buyer or Seller of the failure of any condition to the Closing or of the termination of Escrow and this Contract, when Seller has deposited into Escrow the necessary documents and authorized the Escrow Agent to take such actions, the Escrow Agent shall cause the Deed and the Declaration of Value to be recorded in the Land Records and obtain conformed copies thereof for distribution to Buyer and Seller at Closing. Provided that the Escrow Agent shall not have received on or before the Closing Date written notice from Buyer or Seller of the failure of any condition to the Closing or of the termination of Escrow and this Contract, when Buyer and Seller have deposited into Escrow the documents and funds required by this Contract and authorized Closing, the Escrow Agent shall, in the order and manner herein below indicated, take the following actions:
12.5.1    Funds. Disburse all funds as follows:
12.5.1.1    pursuant to the Closing Statement, retain for the Escrow Agent’s own account all escrow fees and costs, disburse to the Title Insurer the fees and expenses incurred in connection with the issuance of the Title Policy and disburse to any other Persons entitled thereto the amount of any other Closing Expenses;
12.5.1.2    disburse to Seller an amount equal to the Purchase Price, less or plus the net debit or credit to Seller by reason of the allocations of the Closing Expenses set forth on the Closing Statement, less the amount of the Deposit previously released to Seller; and
12.5.1.3    disburse to the party who deposited the same any remaining funds in the possession of Escrow Agent after payments pursuant to Sections 12.5.1.1 and 12.5.1.2 have been completed.
12.5.2    Recording. Cause any other documents which the parties hereto may mutually direct to be recorded in the Land Records and obtain (or retain, as applicable) conformed copies thereof for distribution to Buyer and Seller.
12.5.3    Delivery of Documents. Deliver: (a) to Seller (i) one original of all documents deposited into Escrow by Buyer, (ii) one copy of all documents deposited into Escrow by Seller (other than any documents being recorded), and (iii) one conformed copy of each document recorded pursuant to the terms hereof; and (b) to Buyer, (i) one original of all documents deposited into Escrow by Seller, (ii) one copy of all documents deposited into escrow by Buyer (other than any documents being recorded), and (iii) one conformed copy of each document recorded pursuant to the terms hereof.
12.6    Additional Seller Deliveries. Seller shall use its commercially reasonable efforts to locate the “as built” drawings and all plans, specifications and warranties relating to the Property that are in its possession. At Closing, Seller shall deliver or make available to Buyer such drawings, plans, specifications and warranties to the extent they have been located by Seller and they are in Seller’s possession.
ARTICLE 13
NOTICES
Any notice, request, demand, instruction or other document to be given or served hereunder or under any document or instrument executed pursuant hereto shall be in writing and shall be delivered personally with a receipt requested therefor or by facsimile or sent by a recognized overnight courier service or by United States registered or certified mail, return receipt requested, postage prepaid and addressed to the parties at their respective addresses set forth below, and the same shall be effective (i) upon receipt or refusal if delivered personally, (ii) one (1) Business Day after depositing with such an overnight courier service, (iii) three (3) Business Days after deposit in the mail if mailed; or (iv) upon the date noted on sender’s facsimile confirmation if delivered by facsimile, provided such confirmation time is prior to 5:00 p.m. Pacific Time, otherwise the facsimile will be deemed delivered on the next Business Day. A party may change its address for receipt of notices by service of a notice of such change in accordance herewith. All notice by facsimile shall be subsequently confirmed by United States certified or registered mail or by recognized overnight courier service. Notices delivered by an attorney for a party shall be deemed given by such party.

If to Buyer:	Milbank LLP
55 Hudson Yards
New York, NY 10001
Attn: Kevin J. O’Shea
FAX: (212) 822-5254

Milbank LLP
2029 Century Park East, 33rd Floor
Los Angeles, CA 90067
Attn: Deborah Conrad
FAX: (213) 629-5063

with a copy to:	Imperial Companies
888 Seventh Avenue
27th Floor
New York, NY 10019
Attn: Tom Ellis
FAX: (212) 894-7907

If to Seller:        Rio Properties, LLC
c/o Caesars Entertainment Corporation
One Caesars Palace Drive
Las Vegas, NV 89109
Attn: Eric Hession
FAX: (702) 407-6420

with a copy to:    Rio Properties, LLC
c/o Caesars Entertainment Corporation
One Caesars Palace Drive
Las Vegas, NV 89109
Attn: General Counsel
FAX: (702) 407-6418

and

corporatelaw@caesars.com
and

Brownstein Hyatt Farber Schreck, LLP
100 North City Parkway, Suite 1600
Las Vegas, Nevada 89106
Attn: Angela Otto
FAX: (702) 382-8135

and

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attn: Jodi A. Simala
FAX: (312) 706-8436

ARTICLE 14
ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS
This Contract contains the entire agreement, understanding and specification of rights and obligations of the parties with respect to the subject matter hereof, and supersedes any term sheets relating to the subject matter hereof, and the same may not be amended, modified or discharged nor may any of its terms be waived except by an instrument in writing signed by the party to be bound thereby; provided, that the Confidentiality Agreement, as modified by this Contract, and the Property Lease shall remain in full force and effect after the Closing Date and the Seller Guaranty shall remain in full force and effect after the Effective Date. No amendment or waiver to this Article 14, Section 15.1, Section 5.4, Section 8.6, Section 17.4, Section 17.14 or defined terms used therein (or to any other provision or definition of this Contract to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein) that is adverse in any material respect to any Debt Financing Related Party shall be effective as to such Debt Financing Related Party without the written consent of such Debt Financing Related Party.
ARTICLE 15
THIRD PARTY BENEFITS AND ASSIGNMENT
15.1    Third Party Benefits. This Contract is for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and no third party is contemplated to or shall have any rights hereunder. Notwithstanding anything to the contrary contained herein, each Debt Financing Source is intended to be, and shall be, an express third-party beneficiary of this Section 15.1, Section 5.4, Section 8.6, Article 14, Section 17.4 and Section 17.14.
15.2    Assignment. Neither all nor any portion of Buyer’s interest under this Contract may be sold, assigned, encumbered, conveyed, or otherwise transferred, whether directly or indirectly, voluntarily or involuntarily, or by operation of law or otherwise (including by a transfer of interests in Buyer either directly or indirectly) (collectively, a “Transfer”), without the prior written consent of Seller, which consent may be granted or denied in its sole and absolute discretion, provided that no consent of Seller shall be required for the collateral assignment of this Contract to the Debt Financing Sources. Any attempted Transfer without Seller’s required consent shall be null and void. No Transfer shall operate to release Buyer or alter Buyer’s primary liability to perform its obligations under this Contract.
ARTICLE 16
TAX DISCLOSURE
Each of Seller and Buyer agree to cooperate fully with the other in completing or filing any disclosure documents or in otherwise satisfying any disclosure requirements of the Code and any state or local taxing authority.
ARTICLE 17
MISCELLANEOUS
17.1    Further Assurances. The parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action before or after Closing as shall be necessary or desirable to fully carry out this Contract and to fully consummate and effect the transactions contemplated hereby.
17.2    Survival and Benefit.
17.2.1    All agreements, indemnifications and obligations of the parties which are intended to be performed in whole or in part after Closing shall survive Closing and the same shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties. Notwithstanding the foregoing, except as otherwise expressly set forth elsewhere in this Contract, all of the representations and warranties of Buyer and Seller set forth in this Contract shall survive the Closing Date for a period of twelve (12) months only; provided, Seller shall not have any liability or obligation with respect to any representation or warranty contained herein unless on or prior to a date which is not later than twelve (12) months following the Closing Date Buyer shall have notified Seller in writing setting forth specifically the representation or warranty allegedly breached, and a description of the alleged breach in reasonable detail. Notwithstanding anything herein to the contrary, in no event shall such liability of Seller for the breach of its representations and warranties set forth in this Contract (a) accrue until the aggregate amount of damages incurred by Buyer exceeds One Million Five Hundred Thousand and No/100 Dollars ($1,500,000) (the “Deductible”), in which case Seller only shall be liable for damages in excess of the Deductible, or (b) exceed, in the aggregate, the sum of Twenty-Five Million and No/100 Dollars ($25,000,000.00). All liabilities and obligations of Seller under any representation or warranty made by Seller under this Contract shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered as contemplated above on or prior to twelve (12) months following the Closing Date.
17.2.2    After Closing, the right to damages as limited by Section 17.2.1 shall constitute the sole and exclusive remedy of Buyer for any claim arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Contract or the subject matter hereof; provided, that (a) in the event of Fraud by Seller, Buyer shall have all remedies available at law or in equity (including for tort) with respect thereto and (b) in no event shall the Property Lease Obligations, including any representations or warranties by Seller, as Tenant under the Property Lease, be subject to the provisions of this Section 17.2.2. For purposes hereof, “Fraud” means the making by Seller of a statement of fact in the express representations and warranties set forth in Article 6 with intent to deceive Buyer and requires (i) a false representation of material fact, (ii) with knowledge that such representation is false, (iii) with an intention to induce Buyer to act or refrain from acting in reliance upon it, (iv) causing Buyer, in justifiable reliance upon such false representation and with ignorance of the falsity of such representation, to take or refrain from taking action and (v) causing Buyer to suffer damage by reason of such reliance.
17.3    Interpretation.
17.3.1    The headings and captions herein are inserted for convenient reference only and the same shall not limit nor construe the paragraphs or sections to which they apply nor otherwise affect the interpretation hereof.
17.3.2    The terms “hereby”, “hereof”, “hereto”, “herein”, “hereunder”, and any similar terms shall refer to this Contract, and the term “hereafter” shall mean after, and the term “heretofore” shall mean before, the Effective Date.
17.3.3    Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa.
17.3.4    Words importing Persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations and other legal entities, including public bodies, as well as natural Persons. No reference herein to Seller or Buyer shall, in and of itself, be deemed to refer to its shareholders or members as such.
17.3.5    The terms “include,” “including,” and similar terms shall be construed as if followed by the phrase “without being limited to”.
17.3.6    This Contract shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Contract.
17.3.7    In the event that the date for the performance of any covenant or obligation under this Contract shall fall on a Saturday, Sunday or legal holiday in the State of Nevada, the date for performance thereof shall be extended to the next Business Day.
17.3.8    Any condition precedent imposed as a contingency under this Contract may be waived by the party entitled to satisfaction of the condition as a pre-requisite to that party’s performance. Any condition precedent which remains unsatisfied upon Closing shall be deemed to be waived by the party entitled to satisfaction.
17.3.9    Unless otherwise expressly provided herein, any agreement, instrument, statute, rule or regulation defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, rules and regulations) by succession of comparable successor statutes, rules and regulations.
17.3.10    “knowledge” when used in the phrase “knowledge of Seller” or “Seller’s knowledge” and words of similar import means the actual knowledge of: Steve Ellis, Michael Massari and Pamela Taylor.
17.4    Governing Law; Venue; Waiver of Jury Trial.
17.4.1    This Contract and the transactions contemplated hereby, and all disputes between the parties hereto under or related to this Contract or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Nevada, applicable to contracts executed in and to be performed entirely within the State of Nevada, without regard to the conflicts of laws principles thereof.
17.4.2    Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Nevada state court, or federal court of the United States of America, in each case, sitting in Clark County, Nevada, and any appellate court from any thereof, in any proceeding arising out of or relating to this Contract or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (a) agrees not to commence any such proceeding except in such courts, (b) agrees that any claim in respect of any such proceeding may be heard and determined in such Nevada state court or, to the extent permitted by law, in such federal court, in each case sitting in Clark County, Nevada, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding in any such Clark County, Nevada State or federal court, (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Clark County, Nevada state or Federal court, and (e) to the extent such party is not otherwise subject to service of process in the State of Nevada, agrees that delivery of a notice to it in accordance with Article 13 shall constitute acceptance of legal process and agrees that service made by such means shall have the same legal force and effect as if served upon such party personally within such state. Each of the parties hereto agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
17.4.3    Notwithstanding anything herein to the contrary, each of the parties hereto (a) submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan within the City of New York, New York and the appellate courts thereof in any action or proceeding against a Debt Financing Related Party arising out of or relating to the Debt Financing or the Debt Financing Letters or its performance or subject matter, (b) agrees that all claims in respect of such proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding against a Debt Financing Related Party arising out of or relating to the Debt Financing or the Debt Financing Letters or its performance or subject matter in any other courts.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties hereto agrees that any claims brought against a Debt Financing Related Party arising out of relating to the Debt Financing or the Debt Financing Letters, its performance or its subject matter shall be governed by the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
17.4.4    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS CONTRACT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CONTRACT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (c) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS CONTRACT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.4. THIS SECTION SHALL SURVIVE ANY TERMINATION OF THIS CONTRACT PRIOR TO THE CLOSING AND SHALL ALSO SURVIVE THE RECORDATION OF THE DEED AND SHALL NOT BE DEEMED MERGED INTO THE DEED UPON ITS RECORDATION.
17.5    Time. Time is of the essence in this Contract.
17.6    Cure Periods. Neither Seller nor Buyer shall avail itself of any remedy granted to it hereunder based upon an alleged default of the other party hereunder unless and until written notice of the alleged default, in reasonable detail, has been delivered to the defaulting party by the non-defaulting party and the alleged default has not been cured on or before 5:00 p.m. (Pacific Time) on the fifth (5th) Business Day next following delivery of said notice of default, except for any different (longer or shorter) cure period as may be otherwise specifically set forth in this Contract. Notwithstanding the foregoing, there shall be no cure period for a party’s failure to close on the Closing Date or make its required deposits (i.e., the Seller’s Deposits and the Buyer’s Deposits, respectively) to Escrow prior to the Closing Date as set forth in Sections 12.2 and 12.4.
17.7    Waiver of Known Defaults. Notwithstanding anything to the contrary contained herein, and without limiting Section 17.3.10, in the event that either party hereto has actual knowledge of the default of the other party (a “Known Default”), but nonetheless elects to consummate the transaction contemplated hereby and proceeds to Closing, then the rights and remedies of the non-defaulting party shall be waived with respect to any such Known Default upon the Closing and the defaulting party shall have no liability with respect thereto except for any written agreement that may have been executed and delivered by Seller and Buyer as a condition to such party’s agreement to close over such Known Default.
17.8    No Recording. Buyer shall not record this Contract or any memorandum or other notice thereof, except that Buyer may record a lis pendens in connection with its exercise of its remedies under Section 8.3(b). If such recording shall occur, Seller shall have, in addition to all other remedies for breach by law, the right to terminate this Contract by written notice to Buyer and obtain the Deposit.
17.9    Attorneys’ Fees. In the event that it is necessary for either party to this Contract to resort to an attorney in order to enforce the provisions of this Contract, the prevailing party shall be entitled to an award of reasonable out-of-pocket attorney’s fees and costs. The provisions of this Section 17.9 shall survive any termination of this Contract and the Closing.
17.10    Severability. If any portion of this Contract as applied to either party or to any circumstances shall be adjudged by a court to be void or unenforceable, such portion shall be deemed severed from this Contract and shall in no way effect the validity or enforceability of the remaining portions of this Contract.
17.11    Counterparts. This Contract and any document or instrument executed pursuant hereto may be executed in any number of counterparts, including facsimile and electronic counterparts (including in .pdf form), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
17.12    Waiver of Conditions. No waiver of any of the provisions of this Contract shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver be a continuing waiver. Except as expressly provided in this Contract, no waiver shall be binding unless executed in writing by the party making the waiver. Either party may waive any provisions of this Contract intended for its benefit; provided, however, such waiver shall in no way excuse the other party from the performance of any of its other obligations under this Contract.
17.13    Conflicts. (a) Each party acknowledges and agrees that Mayer Brown LLP, Brownstein Hyatt Farber Schreck, LLP, Greenberg Traurig, LLP and Akin Gump Strauss Hauer & Feld LLP (each, “Seller’s Counsel”) has acted as counsel to Seller in connection with the negotiation of this Contract and consummation of the transactions contemplated hereby. Buyer hereby consents and agrees to, and agrees to cause its Affiliates to consent and agree to, Seller’s Counsel representing Seller or any of its Affiliates after Closing, including with respect to disputes in which the interests of Seller or any of its Affiliates may be directly adverse to Buyer and its Affiliates. In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause its Affiliates to irrevocably waive and not to assert, any conflict of interest arising from or in connection with Seller’s Counsel’s representation of Seller or any of its Affiliates prior to and after Closing.
(b)    Each party acknowledges and agrees that Milbank LLP, DLA Piper LLP, Holland & Hart LLP, Korshak, Kracoff, Kong & Sugano, LLP, Employees Benefits Law Group, PC and Alonso Law Limited (each, “Buyer’s Counsel”) has acted as counsel to Buyer in connection with the negotiation of this Contract and consummation of the transactions contemplated hereby. Seller hereby consents and agrees to, and agrees to cause its Affiliates to consent and agree to, Buyer’s Counsel representing Buyer or any of its Affiliates after Closing, including with respect to disputes in which the interests of Buyer or any of its Affiliates may be directly adverse to Seller and its Affiliates. In connection with the foregoing, Seller hereby irrevocably waives and agrees not to assert, and agrees to cause its Affiliates to irrevocably waive and not to assert, any conflict of interest arising from or in connection with Buyer’s Counsel’s representation of Buyer or any of its Affiliates prior to and after Closing.

17.14    Debt Financing Sources. Except for the rights of Buyer and its Affiliates as set forth in the Debt Financing Letters or the definitive agreements with respect to the Debt Financing, no Debt Financing Related Parties shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Contract or based on, in respect of or by reason of this Contract its negotiation, execution, performance or breach. The parties hereto agree that only Buyer and its Affiliates (and not Seller or any of its stockholders, members, partners or Affiliates) shall be permitted to bring or support any claim against any financing source under the Debt Financing Letters or otherwise for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Financing Letters for the purpose of funding the transactions contemplated by this Contract.
[Signatures appear on the following page.]

IN WITNESS WHEREOF, this Contract has been executed and delivered by Seller and Buyer as of the Effective Date.

SELLER:

RIO PROPERTIES, LLC,
a Nevada limited liability company

By:     /s/ Eric Hession
Name:     Eric Hession
Its:     Chief Financial Officer

BUYER:

3700 FLAMINGO ROAD VENTURE LLC,
a Delaware limited liability company

By:     /s/ Eric Birnbaum
Name:     Eric Birnbaum
Its:     Authorized Signatory

ESCROW AGENT:

The undersigned Escrow Agent hereby accepts the foregoing Purchase and Sale Agreement and Joint Escrow Instructions and agrees to act as the Escrow Agent under this Contract in strict accordance with its terms. The Opening of Escrow occurred on September 20, 2019.

FIRST AMERICAN TITLE INSURANCE
COMPANY

By:     /s/ Troy Lochhead
Name:     Troy Lochhead
Its:     Commercial Escrow Manager

LIST OF EXHIBITS AND SCHEDULES TO CONTRACT

Exhibit A    Legal Description of the Property

Exhibit B    Definitions

Exhibit C    Form of Organizational Documents

Exhibit D    Form of Deed

Exhibit E    Owned Slot Machines and Gaming Tables

Exhibit F    Guest Data Delivery Format

Exhibit G    Form of Seller Guaranty

Exhibit H    Property Marks

Exhibit I    Form of Bill of Sale and Assignment and Assumption Agreement (FF&E and
Guest Data)

Exhibit J    Form of Trademark Assignment Agreement

Exhibit K    Form of Assignment of Interests Agreement

Exhibit L    Form of Property Lease

Exhibit M    Form of Seller’s FIRPTA Affidavit

Exhibit N    Development Parcel

Exhibit O    Purchase Price Allocation Schedule

Exhibit P    Culinary CBA

Exhibit Q    Form of Owner & Operator Letter

Exhibit R    Form of Teamsters and Engineers Union Notice

Exhibit S    Seller Financing Term Sheet

Schedule 6.2.2    No Conflicts
Schedule 6.2.4    Personal Information and Privacy
Schedule 6.4    Trademark Matters
Schedule 6.6.1    Existing Leases
Schedule 6.10.3    Collective Bargaining Agreements

EXHIBIT B

DEFINITIONS

“Additional Deposit” means an earnest money deposit (in addition to the Initial Deposit) of Five Million and No/100 Dollars ($5,000,000.00).

“Affiliate” means, with respect to any Person, any Person controlled by, controlling or under common control such first Person.

“Amenity Services” means any food, beverage, hotel, spa, shopping, entertainment, and other services provided at a casino.

“Ancillary Agreements” means the Deed, the Organizational Documents, the Assignment of Interests Agreement, the Property Lease and the other documents to be executed and delivered by Seller, Property Owner and/or Buyer pursuant to this Contract.
“Approved New Equity Financing Source” shall have the meaning set forth in Section 5.7.2.
“Burdensome Condition” means any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions of any kind that, in the aggregate, would have or would reasonably be expected to have a material adverse effect on the business, financial condition, assets or results of operations of Buyer and its subsidiaries, taken as a whole.

“Business Day” means a day that is not a Saturday, Sunday or legal holiday in the State of Nevada.

“Buyer Bad Act Suitability Problem” means a Suitability Problem caused by (a) any Equity Financing Source that is not an Identified Equity Financing Source or an Approved New Equity Financing Source; or (b) with respect to Buyer, the Identified Equity Financing Sources or the Approved New Equity Financing Sources, any fact or circumstance first arising after the submission of such Person’s Business Information Form to Seller (or any other information provided to Seller by such Person) prior to such Person’s approval by the Compliance Committee or any fact or circumstance resulting from any material misrepresentation or material omission on such Person’s Business Information Form as submitted to Seller by such Person (or any other material misrepresentation or material omission in any other information provided by such Person to Seller) prior to such Person’s approval by the Compliance Committee.

“Buyer Material Adverse Effect” means changes, events, circumstances or effects that have had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Buyer and its Affiliates or the ability of Buyer to timely consummate the transactions contemplated by this Contract.

“Casualty” means any damage to or destruction of all or any portion of the Property due to fire or other casualty.

“Change of Control” means the occurrence of any one or more of the following: (a) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 20% or more of the shares of the outstanding equity securities of the applicable Person, whether by merger, consolidation, sale or other transfer of equity or (b) a sale of all or substantially all of the assets of the applicable Person.

“Closing” means the transfer of title to the Property pursuant to this Contract and the consummation of all the other transactions specified in this Contract to occur on the Closing Date.

“Closing Date” means November 4, 2019 or, if applicable, the Outside Date, or such earlier date as may be agreed upon in writing by Seller and Buyer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” means: (i) the agreement between the International Union of Operating Engineers Local 501, AFL-CIO and Rio CERP Manager, LLC on behalf of Rio Properties, Inc. d/b/a Rio All-Suite Hotel and Casino dated April 1, 2018 through March 31, 2021, (ii) the agreement between the General Teamsters, Airline, Aerospace and Allied Employees, Warehousemen, Drivers, Construction, Rock and Sand Teamsters Local Union No. 986 - Front Desk Employees and Rio CERP Manager, LLC on behalf of Rio Properties, Inc., d/b/a Rio All-Suite Hotel and Casino dated April 1, 2016 through March 31, 2019; (iii) the agreement between the General Teamsters, Airline, Aerospace and Allied Employees, Warehousemen, Drivers, Construction, Rock and Sand Teamsters Local Union No. 986 – Back End and Rio CERP Manager, LLC on behalf of Rio Properties, Inc. d/b/a/ Rio All-Suite Hotel and Casino dated April 1, 2016 through March 31, 2019; and (iv) the agreement between the Local Joint Executive Board of Las Vegas, for and on behalf of Culinary Workers Union, Local No. 226 and Bartenders Union, Local No. 165 and Rio CERP Manager, LLC on behalf of Rio Properties, LLC, d/b/a Rio All Suite Hotel and Casino dated August 1, 2018 until July 31, 2023.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated August 6, 2018, by and between Caesars Entertainment Corporation and Imperial Companies LLC.

“Contemplated Redevelopment” means the proposed redevelopment, expansion and/or improvement to the Property following the termination of the Property Lease that is contemplated by Buyer as disclosed by Buyer to Seller prior to the Effective Date.

“Culinary CBA” means the collective bargaining agreement entered into between Seller and Local Joint Executive Board of Las Vegas attached hereto as Exhibit P.

“Debt Financing Related Parties” means the Debt Financing Sources, any alternative source of debt financing and each of their respective Affiliates, and of their respective officers, directors, employees, members, managers, limited partners, lenders, investors, managed accounts, partners, controlling Persons, advisors, attorneys, agents and representatives, together each of their respective heirs, executors, successors and assigns.

“Deposit” means, collectively, the Initial Deposit and the Additional Deposit.

“Development Parcel” means a portion of the Land depicted on Exhibit N.

“Employee” means any individual who is employed on a full-time or part-time basis at, or with respect to, the Property.
“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment agreement, severance agreement or plan, and each other plan, program, fund, or agreement, whether written or unwritten, providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered, or contributed to by Seller or any of its ERISA Affiliates, and covers any current or former Employee or with respect to which Seller or any of its ERISA Affiliates has, or once had, any liability with respect to any current or former Employee (including liability pursuant to a reimbursement, indemnification or related obligation pursuant to any contractual arrangement).

“Environmental Law” means the Clean Air Act, 42 U.S.C. §7401 et seq.; the Federal Water Pollution Control Act of 1977, 33 U.S.C. §1251 et seq., as amended by the Water Quality Act of 1987; FIFRA; the National Environmental Policy Act of 1969, 42 U.S.C. §4321 et seq.; the Noise Control Act of 1972, 42 U.S.C. §4901 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §651 et seq. U.S.C. §300f et seq.; CERCLA; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq.; the Radon Gas and Indoor Air Quality Research Act of 1986, 42 U.S.C.§7401; RCRA; TSCA; AEA; and NWPA, all as may be amended, with implementing regulations and guidelines. Environmental Laws shall also include all federal, state, regional, county, municipal, and other local laws, regulations, and ordinances with respect to protection of the environment or that are equivalent or similar to the federal laws above or regulate (now or in the future) Hazardous Materials.

“Equity Financing Source” means a Person who provides equity or preferred equity financing (the “Equity Financing”) to Buyer for purposes of funding a portion of the equity financing required to consummate the transactions contemplated by this Contract.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with a Person under Section 414(b), (c), (m), or (o) of the Code and any entity, whether or not incorporated, that is under common control with a Person within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Agent” means First American Title Insurance Company, Attention: Troy Lochhead, 2500 North Buffalo Suite 150, Las Vegas, Nevada 89128, Direct Line: (702) 251-5280, Facsimile: (702) 966-5848 and Email: tlochhead@firstam.com, or such other escrow agent as may be approved by Seller and Buyer.

“Existing Loan” means that certain loan evidenced or secured by (a) that certain Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing, made by Seller, as grantor, to Fidelity National Title Insurance Company, as trustee, for the benefit of Credit Suisse AG, Cayman Islands Branch, as collateral agent, as beneficiary, dated as of May 21, 2018 and recorded on such date in the Office of the Clark County Recorder as Inst # 20180521-0002784 (the “Deed of Trust”), and (b) the other Loan Documents (as defined in the Deed of Trust)

“Existing Survey” means that certain ALTA/NSPS Land Title Survey for the Property, certified by the surveyor on May 1, 2018, prepared by Blew & Associates, Inc., B&C Project No. [***].

“FCC” means the Federal Communications Commission.

“FCC Licenses” means the FCC-issued licenses to operate a base station or two way security radios at the Property held by Seller or any of its Affiliates.

“FF&E” means furniture, fixtures and equipment used in the ordinary course of operating the Property; provided, however, that FF&E shall not include any WSOP Assets, WSOP Equipment or WSOP OS&E.

“Gaming Authorities” means any Governmental Entity with regulatory control or jurisdiction over the conduct of lawful gaming or gambling within the State of Nevada and, with respect to a Suitability Problem only, outside of the State of Nevada.

“Gaming Equipment” means any and all gaming devices (as defined in the Gaming Laws), gaming device parts inventory and other related gaming equipment and supplies used in connection with the operation of a casino, gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems (as defined in the Gaming Laws), electronic betting systems, mobile gaming systems (as defined in the Gaming Laws), interactive gaming systems (as defined in the Gaming Laws), inter-casino linked systems (as defined in the Gaming Laws), on-line slot metering systems (as defined in the Gaming Laws), and associated equipment (as defined in the Gaming Laws), together with all improvements and/or additions thereto, in each case, which are located at the Property owned or leased by Seller or any of its Affiliates and used or usable exclusively in the gaming operations conducted at the Property; provided, however, that Gaming Equipment shall not include any WSOP Equipment.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations and manufacturing and distributing operations in the State of Nevada, including the Nevada Gaming Control Act, as codified in NRS Chapter 463, the regulations promulgated thereunder, and the Clark County Code.

“Gaming Services” means slot, video poker, table gaming, and any other gambling lawfully permitted at a casino.

“Governmental Entity” means any domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, board, bureau, body, agency or instrumentality, or any regulatory, legislative, executive, administrative or other department, bureau, commission, arbitral tribunal, arbitrator or other body administering alternative dispute resolution, agency, any political or other subdivision, department, instrumentality or branch of any of the foregoing, or other body exercising similar powers or authority.

“Guest Data” means all information and data falling within the fields set forth in Exhibit F whether stored digitally, electronically, magnetically or in any other format, in the possession, custody, or control of Seller or its Affiliates relating to Persons who were customers of the Property at any time between the Lookback Date and the Effective Date, but only to the extent permitted under applicable law, including the receipt of any required consent from each such Person to the transfer of such information or data to the extent required by applicable law. Notwithstanding anything in this Contract to the contrary, “Guest Data” shall not include (a) any information relating to the Guest Services used by the applicable Person at, or other information relating to the applicable Person generated primarily as a result of such Person’s visitation of, any of the facilities owned or operated by Seller or any of its Affiliates other than the Property, (b) any information exclusively originating from participation by a Person in any World Series of Poker event, whether originating from the Property or otherwise, (c) any information generated or extrapolated as part of or derived in connection with the Caesars Rewards Program (formerly known as Total Rewards Program) or any other customer loyalty program of Seller and its Affiliates (it being understood that this exception shall not apply to information merely captured by the Caesars Rewards Program or such other customer loyalty program that would otherwise qualify as Guest Data hereunder), (d) any information originating at the Property to the extent such information relates to activities of such customers at such other facilities owned or operated by Seller or any of its Affiliates that are not located at the Property, (e) any information concerning any histories or use of such other facilities which are owned or operated by Seller or any of its Affiliates that are not located at the Property, (f) any proprietary information, techniques or methods of Seller and its Affiliates related to (i) operating and marketing, gaming, hotel and related businesses (including the Caesars Rewards Program and the World Series of Poker events), (ii) designing, selecting, maintaining, operating, marketing, developing and customizing games used in gaming, hotel and related businesses, (iii) methods of training employees in the gaming, hotel and related businesses, and (iv) proprietary business plans, projections, marketing, advertising and promotion plans, strategies and systems, and (g) any proprietary information, techniques or methods of Seller and its Affiliates used in connection with the Caesars Rewards Program or any other rewards system which is used at facilities owned or operated by Seller or any of its Affiliates.

“Guest Services” means Gaming Services and Amenity Services.

“Hazardous Materials” means any hazardous or toxic substance, material, waste, gas or particulate matter, pollutant, contaminant, explosive or radioactive substance, petroleum or any fraction thereof, petroleum distillates, petroleum products, natural gas, asbestos or asbestos containing materials, polychlorinated biphenyls, mold or radon gas, giving those terms the broadest meaning as accorded by any Environmental Law. Without limiting the generality of the foregoing, the definition of those terms shall include substances, materials and wastes which are regulated under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”); oil and petroleum products and by-products and natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel, urea formaldehyde foam insulation, and chlorofluorocarbons; pesticides regulated under the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §136 et seq., as amended (“FIFRA”); asbestos, polychlorinated biphenyl, and other substances regulated under the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., as amended (“TSCA”); chemicals subject to the Occupational Safety and Health Standards, Hazard Communication, 29 C.F.R. §1910.1200, as amended; source material, special nuclear by-product materials, and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act of 1954, 42 U.S.C. §2011 et seq., as amended (“AEA”); or the Nuclear Waste Policy Act of 1982, 42 U.S.C. §10101 et seq., as amended (“NWPA”); industrial process and pollution control wastes whether or not hazardous within the meaning of the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., as amended (“RCRA”); and any other hazardous or toxic substance, material, waste pollutant or contaminant that is regulated or becomes regulated under any other Environmental Laws.

“Identified Equity Financing Source” means Aimbridge Hospitality, The Baupost Group, L.L.C. and Imperial Companies, LLC.

“Immediately Available Funds” means funds deposited by federal funds wire transfer.

“Independent Person” means, with respect to the members of Seller’s Compliance Committee, that such member (a) is not an employee, officer or director of Seller or any Affiliate of Seller, (b) is not the spouse or lineal descendant (naturally or by adoption) of an employee, officer or director of Seller or any Affiliate of Seller and (c) is not an individual that, or an employee, officer or director of an entity that, regularly supplies a material amount of goods or services to Seller or any Affiliate of Seller.

“Junior Mezzanine Loan Term Sheet” means a term sheet or a commitment letter from one or more lenders to provide mezzanine financing to a direct or indirect owner of Buyer to fund a portion of the Purchase Price at Closing.

“Land Records” means the records of the Office of the Recorder of Clark County, Nevada.

“Legal Requirements” means with respect to the Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Entities affecting the Property or any part thereof (including, without limitation, all Anti-Terrorism Laws, Environmental Laws, Gaming Laws and the WARN Act), or affecting the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto (including, without limitation, all Operating Permits (as defined in the Property Lease)), and all covenants, agreements, restrictions and encumbrances contained in any instruments promulgated or enacted by a Governmental Entity, either of record or known to Seller or Buyer, at any time in force affecting the Property or any part thereof.

“Legionnaire’s Liabilities” means any liabilities, losses, damages, fines, penalties and reasonable and documented out-of-pocket costs and expenses resulting from any personal injury, sickness, disease or death, property damage, cost recovery, damage to the environment, violation of pollution standards, nuisance or remedial actions, in each case solely to the extent related to the Legionnaire’s Outbreak.

“Legionnaire’s Outbreak” means that certain 2017 outbreak of bacteria at the Property resulting in Legionnaire’s disease and/or Pontiac Fever.

“Lookback Date” means September 20, 2017.

“Multiemployer Pension Plan” means any Employee Benefit Plan that is a “multiemployer plan" within the meaning of Section 3(37) of ERISA and subject to Title VI of ERISA.

“Non-Material Lease” means a lease, license, sublease or other agreement that (a) permits an Existing Tenant to occupy not more than 1,000 rentable square feet of space at the Property, (b) does not contain an expansion right permitting such Existing Tenant to occupy more than 1,000 rentable square feet of space at the Property and (c) does not contain any purchase option, right of first refusal or similar preferential purchase right.

“NRS” means the Nevada Revised Statutes, as amended from time to time.

“OS&E” means Operating Supplies (as defined in the current edition of the Uniform System of Accounts for the Lodging Industry published by the American Hotel & Lodging Educational Institute) and operating equipment required for the operation of the Property (other than FF&E).

“Owned Gaming Equipment” means the Gaming Equipment owned by Seller as of the Effective Date.

“Owned Slot Machines and Gaming Tables” means the slot machines and gaming tables that constitute Owned Gaming Equipment that are listed on Exhibit E hereto, as such Exhibit is updated by Seller from time to time as required by this Contract and the Property Lease.

“Permitted Exceptions” means: (a) applicable zoning, building and land use laws, terms and conditions of licenses, permits and other approvals for the Property, and the other laws of any Governmental Entity having jurisdiction over the Property; (b) such state of facts as would be disclosed by a physical inspection of the Property or an update to the Survey of the Property other than any Required Removal Exception; (c) the lien of real estate taxes, assessments and other governmental charges or fees not yet due and payable or which are currently being contested in good faith by appropriate proceedings; (d) the rights of Existing Tenants under any Leases related to the Property as tenants only (with no options to purchase and no other preferential rights to purchase, including no rights of first refusal) and hotel guests whose occupancy may be terminated on short notice; (e) mechanics’ and materialman’s liens that arise in the ordinary course other than any Required Removal Exception; (f) all matters disclosed by the Title Commitment as the same exists on the Effective Date (except for the deed of trust disclosed as Exception 78 thereon which Seller shall cause to be released prior to or concurrently with the Closing), the Survey and/or the Existing Survey; (g) any lien or encumbrance created, suffered or consented to in writing by Buyer; (h) any matter Title Insurer insures over, or for which it otherwise provides affirmative title coverage, in the Title Policy with no additional cost to Buyer; (i) any restrictions on transfer arising under applicable securities laws or Gaming Laws; (j) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, the Property; provided, that such easements, leases, reservations, rights, defects or irregularities do not materially impair the current use of the Property and do not render title to the Property un-marketable; (k) any liens on any assets of Seller imposed pursuant to the Existing Loan, which Seller shall cause to be released prior to or concurrently with the Closing; and (l) any other matter specifically identified in this Contract as a Permitted Exception. For the avoidance of doubt, none of the matters disclosed on the Title Commitment (as the same exists on the Effective Date), the Survey or the Existing Survey constitute, individually or in the aggregate, a Required Removal Exception.

“Person” means any natural person or legal entity, including trustees, representatives, administrators, heirs, executors, partnerships, corporations, limited liability companies, trusts, unincorporated organizations and governmental agencies, departments and branches.

“Property Lease Expiration Date” means the date on which the Property Lease is scheduled to expire, as such date may be extended, as set forth in the Property Lease.

“Property Lease Obligations” means the obligations of Tenant under the Property Lease.

“Purchase Price Allocation Schedule” means the items set forth in Exhibit O attached hereto.

“Pursuit Costs” means all reasonable and documented out-of-pocket costs and expenses incurred and/or paid by Buyer and/or its Affiliates in connection with the pursuit, due diligence and negotiation of this Contract and the Property Lease and the potential Financing of the acquisition of the Purchased Assets, contemplated by this Contract, including any reasonable and documented legal costs and expenses, zoning, appraisal and other third party reports and application fees, legal fee expense deposits, commitment fees and similar amounts paid to prospective Debt Financing Sources.

“Seller Closing Documents” means the documents to be executed and/or delivered by Seller at Closing pursuant to Section 12.2 of this Contract.

“Seller Material Adverse Effect” means changes, events, circumstances or effects that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Seller or the ability of Seller to consummate the transactions contemplated by this Contract; provided, that the following, individually and in the aggregate, shall be excluded from the definition of Seller Material Adverse Effect and from any determination as to whether a Seller Material Adverse Effect has occurred: (i) any change, event, condition or effects arising out of or resulting from changes in or affecting the (A) hotels or casinos in Las Vegas, Nevada or Clark County, Nevada, (B) travel, hospitality or gaming industries generally, or in the jurisdiction where Seller operates, (C) the financial, banking, currency or capital markets in general, including changes in interest or exchange rates, or (D) the United States or global economy generally; (ii) political conditions generally of the United States; (iii) any natural disasters, catastrophe events or casualty events, hostility, sabotage, military action or civil disturbance, acts of war (whether or not declared), armed conflict or similar calamity or terrorism or any escalation or worsening of any of the same, in each case in the U.S. or internationally; (iv) any change in United States generally accepted accounting principles or applicable law (including adoption of new regulations with respect to existing laws or changes in interpretation of existing laws, including the impact and effects thereof from time to time) or the enforcement, interpretation or implementation thereof; (v) any change, event or effect resulting from the negotiation, execution, delivery or performance of, or public announcement of the transactions contemplated by, this Contract, including the loss of any employees, clients or client assets following the announcement of this Contract or the transactions contemplated hereby or any action, proceeding, claim, protest or dispute arising therefrom or relating thereto; (vi) any occurrence or condition arising out of the identity of or facts relating to Buyer (including its Affiliates); (vii) actions permitted to be taken or not taken pursuant to this Contract or taken with Buyer’s consent or not taken because Buyer did not give its consent; (viii) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated by this Contract (including any communication or disclosure regarding Buyer’s plans or intentions with respect to the operation of the Property as well as any other action by Buyer); (ix) any labor strike, work stoppage, picketing, lockout or any other labor dispute, any labor negotiations, the entry into any collective bargaining agreement which results from such labor negotiations or the termination of labor negotiations; and (x) any disruption of or interruption in the conduct of Seller’s business or any of its tenants or counterparties conducted at Property resulting directly or indirectly from any demolition or construction activity on any other property.

“Seller’s Financing Liens” means (a) all liens created by the Existing Loan and (b) any financing liens caused, created, or consented to in writing by Seller or any of its Affiliates.

“Tenant” means Seller or any Affiliate of Seller designated by Seller to be the tenant under the Property Lease.

“Title Insurer” means First American National Title Insurance Company, or such other title insurance underwriter as may be approved by Seller.

“Unions” means the International Union of Operating Engineers Local 501, AFL-CIO, the General Teamsters, Airline, Aerospace and Allied Employees, Warehousemen, Drivers, Construction, Rock and Sand Teamsters Local Union No. 986 and the Local Joint Executive Board of Las Vegas, for and on behalf of Culinary Workers Union, Local No. 226 and Bartenders Union, Local No. 165.

“UST” means the 5,000 gallon underground storage tank formerly located on the Property which was removed from the Property on February 13, 1998.

“UST Liabilities” means any liabilities, losses, damages, fines, penalties and reasonable and documented out-of-pocket costs and expenses resulting from any personal injury, sickness, disease or death, property damage, cost recovery, damage to the environment, violation of pollution standards, nuisance or remedial actions, in each case solely to the extent related to the UST.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“WSOP Assets” means the WSOP Equipment, the WSOP OS&E, and the personal property primarily used in connection with the World Series of Poker (including the name “World Series of Poker” and any chips or tokens with any trademark related to the World Series of Poker brand included thereon).

“WSOP Equipment” means the equipment primarily used in connection with the World Series of Poker.

“WSOP OS&E” means Operating Supplies (as defined in the current edition of the Uniform System of Accounts for the Lodging Industry published by the American Hotel & Lodging Educational Institute) primarily used in connection with the World Series of Poker and WSOP Equipment.

The following are defined elsewhere in this Contract, as indicated below:

Term	Reference
Assignment of Interests Agreement	Section 12.2.5
Buyer	Introductory Paragraph
Buyer’s Closing Conditions	Section 8.1
Buyer’s Counsel	Section 17.13
Buyer’s Deposits	Section 12.4
Buyer’s Environmental Report	Section 6.5.4
Buyer’s Expenses	Section 4.2
Buyer’s Gaming Approval	Section 5.7.1
Claim Notice	Section 8.8.4(a)
Closing Expenses	Section 4.2
Closing Statement	Section 4.3
Compliance Committee	Section 5.7.2
Contract	Introductory Paragraph
Debt Financing	Section 7.3.1
Debt Financing Letters	Section 7.3.1
Debt Financing Sources	Section 7.3.1
Declaration of Value	Section 12.2.2
Deductible	Section 17.2.1
Deed	Section 2.1
Effective Date	Introductory Paragraph
Election Notice	Section 8.1.6
Enforcement Limitations	Section 6.2.1
Environmental Permits	Section 6.5.1
Escrow	Section 9.2
Existing Tenant	Section 6.6.1
Extended Target Closing Date	Section 8.12.1
Financing	Section 7.3.1
Financing Commitment	Section 7.3.1
Fraud	Section 17.2.2
Guarantor	Section 5.8
HSR Act	Section 6.2.3
HSR Clearance	Section 5.6.1
Initial Deposit	Section 1.3.1
Initial Target Closing Date	Section 8.12
Known Default	Section 17.7
Lease	Section 6.6.1
Lender’s Title Policy	Section 4.2
Lien or Judgment	Section 3.2
Membership Interests	Section 2.1
New Property Owner	Section 2.1
Organizational Documents	Section 2.1
Objection	Section 3.2
Objection Notice	Section 8.1.6
Opening of Escrow	Section 9.2
Outside Date	Section 8.12
Paid Deposit	Section 1.3.1
Permits	Section 6.7
Preliminary Closing Statement	Section 4.3
Property	Recital A
Property Lease	Section 12.2.6
Property Marks	Section 6.4
Purchased Assets	Section 1.1
Purchase Price	Section 1.2
Qualified LJ	Section 8.1.6
Remedial Action	Section 5.6.2
Required Removal Exception	Section 3.2
Securities Act	Section 7.7
Seller	Introductory Paragraph
Seller Guaranty	Section 5.8
Seller Privacy Policy	Section 5.5.2
Seller’s Broker	Article 10
Seller’s Closing Conditions	Section 8.4
Seller’s Counsel	Section 17.13
Seller’s Deposits	Section 12.2
Seller’s Expenses	Section 4.2
Solvent	Section 7.5
Suitability Problem	Section 5.7.2
Suitability Problem Notice	Section 5.7.2
Survey	Section 3.1
Surveyor	Section 3.1
Title Commitment	Section 3.2
Title Policy	Section 3.3
Transfer	Section 15.2
Update	Section 3.2
Use Restrictions	Section 5.5.2
WARN Act Notification	Section 6.2.3

i